Exhibit 10.6

Confidential

Certain confidential information contained in this document, marked by brackets as [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. In addition, certain personally identifiable information contained in this document, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

OPTION AGREEMENT

This option agreement (the “Option Agreement”), effective as of April 26, 2023 (the “Effective Date”), by and between Nippon Kayaku Co., Ltd., a company organized under the laws of Japan and located at 1-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-0005, Japan (“Nippon Kayaku”), and Adlai Nortye Pte Ltd., a company organized under the laws of Singapore, located 77 Robinson Road, #20-01 Robinson 77, Singapore, 068896 (“Adlai Nortye”). Nippon Kayaku and Adlai Nortye are each referred to individually as a “Party” and together as the “Parties.”

BACKGROUND

A.            Adlai Nortye has intellectual property rights to the Compound (defined below).

B.            Nippon Kayaku desires to obtain the Option (defined below) to enter into a license agreement to further develop and commercialize products containing the Compound in the Field (as defined below) in the Territory (as defined below).

C.            Adlai Nortye and Nippon Kayaku wish to enter into an agreement to outline the rights and obligations of each Party with respect to such Option.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein below, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by both Parties, the Parties agree as follows:

1.            DEFINITIONS AND INTERPRETATIONS

Whenever used in this Option Agreement with an initial capital letter, the terms defined in this Article 1 and elsewhere in this Option Agreement, whether used in the singular or plural, will have the meanings specified.

1.1            “Affiliate” means with respect to either Party, any Person controlling, controlled by or under common control with such Party, for so long as such control exists. For purposes of the definition of Affiliate, “control” means: (a) direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such corporate entity; or (b) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.2            “Applicable Laws” means all federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, guidelines or requirements of regulatory authorities, national securities exchanges or securities listing organizations that may be in effect from time to time during the term of this Option Agreement and applicable to a particular activity hereunder.

1.3            “Business Day” means a day which is not a (i) Saturday or Sunday or (ii) day on which banks are not open for normal banking business in Japan, China and Cayman Islands.

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1.5            “Confidential Information” means any and all confidential or proprietary, nonpublic information which is generated by or on behalf of, or disclosed (directly or indirectly) by a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Option Agreement (whether prior to the Effective Date or during the term of this Option Agreement), in each case whether made available orally, in writing, or in electronic form, (including research results, product plans, products, services, customers, markets, inventions, discoveries, ideas, processes, designs, drawings, formulations, specifications, product configuration information, marketing and finance documents, prototypes, samples, data, data bases and data sets). Confidential Information may include information of a Third Party that is in the possession of the Disclosing Party and is disclosed to the Receiving Party under this Option Agreement. Notwithstanding any provision of this Option Agreement to the contrary, this Option Agreement and its Exhibits and amendments constitute Confidential Information of both Parties.

1.6            “Compound” means the compound AN2025 (a.k.a. Buparlisib), and any pharmacologically and/or therapeutically active derivatives thereof, including isomers, esters, salts, hydrates, anhydrous forms and other solvates and polymorphs of such compounds.

1.7            “US Dollars,” “USD” or “$” means the lawful currency of the United States of America.

1.8            “Field” means any and all therapeutic, prophylactic and/or diagnostic use in humans.

1.9            “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

1.10            “Territory” means Japan.

1.11            “Third Party” means any person or entity other than Nippon Kayaku or Adlai Nortye

1.12            Additional Definitions. In addition, each of the following definitions shall have the respective meanings set forth in the section of this Option Agreement indicated below.

Definition	Section
Adlai Nortye	Preamble
Nippon Kayaku	Preamble
Claimant	7.3
Cure Period	4.2.1
Effective Date	Preamble
Evaluation Material	2.2.1
FDA	2,2,1
License Agreement	Exhibit A
NDA	2.2.1
NDA Condition	2.2.1
Option	2.1.1
Option Agreement	Preamble
Option Exercise Event	2.2.1
Option Exercise Notice	2.2.1
Option Exercise Period	2.2.1
Party/Parties	Preamble
Respondent	7.3
Request	7.3

2.            OPTION; LICENSE AGREEMENT

2.1            Option.

2.1.1            Option Grant. During the term of this Option Agreement, subject to the terms and conditions of this Option Agreement, Adlai Nortye hereby grants to Nippon Kayaku an exclusive option to enter into the License Agreement (the “Option”). Adlai Nortye shall agree not to negotiate with any Third Party regarding the grant of the License Agreement during the period from the Effective Date until the termination of the Option.

2.1.2            Consideration. In consideration for the Option granted in Section 2.1.1, Nippon Kayaku shall pay Adlai Nortye option grant fee of five (5) million US Dollars ($5,000,000) (the “Grant Fee”) by the earlier of: (a) the [***] day after the Effective Date; and (b) the [***] day of the next month immediately following the Effective Date.

2.2            Option Exercise; License Agreement Execution.

2.2.1            Option Exercise. Adlai Nortye shall immediately notify Nippon Kayaku in writing once Adlai Nortye submits the first new drug application for the Compound (“NDA”) to the Food and Drug Administration (“FDA”) of the United States and the FDA accepts the NDA without any refusal or order of modification of the NDA (“NDA Condition”). Following the submission of the NDA to the FDA, Adlai Nortye shall promptly provide Nippon Kayaku with copies of all documents that were included in the submission of the NDA to the FDA (the “Evaluation Materials”). Upon satisfaction of the NDA Condition, Nippon Kayaku shall have the right to exercise the Option by performing all of the following conditions: (a) paying the Grant Fee pursuant to Section 2.1.2; (b) having invested by the date the NDA Condition is met, or investing after the date the NDA Condition is met, [***] US Dollar [***] in aggregate into Adlai Nortye [***] (“Option Exercise Event”); and (c) notifying Adlai Nortye of its intent of exercising the Option in writing (“Option Exercise Notice”), in each case of (b) and (c), unless otherwise extended in writing by the Parties, no later than the date that is [***] after the date the NDA Condition has been satisfied or the date Evaluation Materials have been provided to Nippon Kayaku, whichever is later (the “Option Exercise Period”), except that, if the NDA Condition is satisfied before the Option Exercise Event has been met, then Nippon Kayaku may exercise the Option solely by providing the Option Exercise Notice to Adlai Nortye before the end of the Option Exercise Period. If the Option has not been exercised before the end of the Option Exercise Period, then the Option will automatically and irrevocably terminate, and Adlai Nortye will have no further obligation to Nippon Kayaku with respect to the Compound, the Option or the License Agreement, provided, however, in the event where the NDA to the FDA was not successful (including but not limited to where Adlai Nortye receives a refuse-to-file letter), the NDA Condition shall be deemed not to have been satisfied and the Option shall not terminate, and Nippon Kayaku may exercise the Option if the following NDA is made subject to the conditions set forth in this Article.

2.2.2            License Agreement Execution. Within [***] Business Days after both Adlai Nortye’s receipt of the Option Exercise Notice and the completion of the Option Exercise Event, the Parties will enter into an exclusive license agreement that is for the Compound in the Field in the Territory and that is substantially in the form of the document set forth in Exhibit A (“License Agreement”), except that the requirement for completion of the Option Exercise Event may be waived by: (a) Adlai Nortye in writing expressly waiving Nippon Kayaku’s obligation to cause the Option Exercise Event to occur prior to its exercise of the Option; or (b) the NDA Condition is satisfied before the Option Exercise Event has been met.

2.2.3            Information Sharing. Adlai Nortye shall use commercially reasonable efforts to provide Nippon Kayaku with material updates on the progress of Adlai Nortye’s preparations for the NDA to the FDA.

2.3            No Implied Diligence Obligations; No Representations, Warranties or Covenants.

2.3.1            Nothing in this Option Agreement will be construed as any obligation by Adlai Nortye to, whether inside or outside the Territory: (a) achieve the successful discovery, development or commercialization of the Compound; (b) perform any specific activity or activities with respect to the Compound; or (c) achieve any level of sales or actual value of the Compound under this Option Agreement.

2.3.2            Adlai Nortye makes no representation, warranty or covenant, either express or implied, that: (a) it will successfully develop or commercialize the Compound; (b) if commercialized, that the Compound will achieve any particular sales level; or (c) Adlai Nortye will devote, or cause to be devoted, any level of diligence or resources to developing or commercializing the Compound, in each case of the foregoing (a), (b) and (c) anywhere in the world.

2.4            Right of First Proposal

2.4.1            Subject to Section 2.4.2, during the term of this Option Agreement or for a period of [***] years from the Effective Date, whichever is longer, each time prior to Adlai Nortye, by itself or through any of its Affiliates, making an offer to a Third Party for either the granting of an exclusive out-license in the Territory for the development, manufacture, or commercialization of one or more pharmaceutical, therapeutic or diagnostic products Controlled by Adlai Nortye or its Affiliate other than the Compound, or the divestment of all rights in the Territory to such products (“Proposed Transaction”), Nippon Kayaku shall have the right to be provided with notice of such Proposed Transaction (“Transaction Notice”). Upon receipt of the Transaction Notice, Nippon Kayaku shall have [***] days to notify Adlai Nortye in writing that it is interested in the Proposed Transaction, and if Nippon Kayaku so notifies Adlai Nortye, then the Parties shall negotiate in good faith, for a period of [***] days, which may be extended by mutual written agreement of the Parties (the “Proposal Exercise Period”), the commercially reasonable terms for such Proposed Transaction. If the Parties have not entered into a definitive agreement within such Proposal Exercise Period, or if Nippon Kayaku either does not timely respond to the Transaction Notice or declines such Proposed Transaction, then Nippon Kayaku will no longer have any rights with respect to such Proposed Transaction, and Adlai Nortye shall have no further obligation to Nippon Kayaku with respect to such Proposed Transaction.

2.4.2            Notwithstanding anything to the contrary, Nippon Kayaku’s rights under this Section 2.4 shall automatically and immediately expire upon the first occurrence of any of the following: [***]

3.            CONFIDENTIALITY

3.1            Confidential Information.

During the term of this Option Agreement and continuing for [***] years thereafter, all Confidential Information disclosed by the Disclosing Party to the Receiving Party hereunder will be maintained in confidence by the Receiving Party and will not be disclosed to any Third Party or used for any purpose, except as set forth herein, without the prior written consent of the Disclosing Party. The Receiving Party may only use Confidential Information of the Disclosing Party for purposes of exercising its rights and fulfilling its obligations under this Option Agreement and may only disclose Confidential Information of the Disclosing Party to employees, agents, contractors, consultants and advisers of the Receiving Party and the Affiliate of the Receiving Party to the extent reasonably necessary for such purposes and provided that such persons and entities are bound by confidentiality, non-disclosure and non-use obligations with respect to such Confidential Information that are at least as restrictive as those set forth in this Article 3.

3.2            Exceptions.

The obligations under this Article 3 will not apply to any information to the extent the Receiving Party can demonstrate by competent evidence that such information:

3.2.1            is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Option Agreement by the Receiving Party;

3.2.2            was known to, or was otherwise in the possession of, the Receiving Party prior to the time of disclosure by the Disclosing Party;

3.2.3            is disclosed to the Receiving Party on a non-confidential basis by a Third Party that is entitled to disclose it without breaching any confidentiality obligation to the Disclosing Party; or

3.2.4            is independently developed by or on behalf of the Receiving Party, as evidenced by its written records, without use of or reference to Confidential Information of the Disclosing Party.

3.3            Authorized Disclosures.

Subject to this Section 3.3, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent permitted as follows:

3.3.1            disclosure to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the Receiving Party, on the condition that such attorneys, independent accountants and financial advisors are bound by confidentiality, non-disclosure, and non-use obligations that are at least as restrictive as those set forth in this Article 3;

3.3.2            disclosure required in connection with any judicial or administrative process relating to or arising from this Option Agreement (including any enforcement hereof) or to comply with applicable court orders or governmental regulations (or the rules of any recognized stock exchange or quotation system); or

3.3.3            disclosure to potential or actual investors, potential or actual acquirers in connection with due diligence or similar investigations by such Third Parties; provided, in each case, that any such potential or actual investor or acquirer agrees to be bound by confidentiality, non-disclosure and non-use obligations that are at least as restrictive as those set forth in this Article 3.

3.3.4            If the Receiving Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Article 3, as set forth in Section 3.3.2, then such Party will promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed as permitted by this Section 3.3 will remain otherwise subject to the confidentiality and non-use provisions of this Article 3, and the Party disclosing Confidential Information as permitted by this Section 3.3 will take all steps reasonably necessary, including obtaining an order of confidentiality and otherwise cooperating with the other Party, to ensure the continued confidential treatment of such Confidential Information.

4.            TERMINATION

4.1            Termination by Mutual Consent.

This Option Agreement may be terminated at any time prior to the exercise of the Option by the mutual written consent of the Parties.

4.2            Termination for Cause.

4.2.1            Termination for Material Breach. This Option Agreement may be terminated in its entirety by either Party for the material breach of this Option Agreement by the other Party if the breaching Party has not cured such material breach within [***] days after the date of written notice to the breaching Party of such breach (the “Cure Period”), which notice will describe such breach in reasonable detail and will state the non-breaching Party’s intention to terminate this Option Agreement pursuant to this Section 4.2.1. Any such termination of this Option Agreement under this Section 4.2.1 will become effective at the end of the Cure Period unless the breaching Party has cured such material breach prior to the expiration of such Cure Period.

4.2.2            Termination for Insolvency. To the extent permitted by Applicable Law, this Option Agreement may be terminated by either Party upon the filing or institution of bankruptcy, reorganization, liquidation, or receivership proceedings with respect to, or upon an assignment of a substantial portion of the assets for the benefit of creditors, by the other Party; except that, in the event of any involuntary bankruptcy or receivership proceeding, such right to terminate will only become effective if the non-terminating Party consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within [***] days after the filing thereof.

4.2.3            Termination for Failure of NDA Condition. Nippon Kayaku may terminate this Option Agreement by so notifying Adlai Nortye in writing if the NDA Condition is not satisfied by [***] (“NDA Due Date”). Any such termination of this Option Agreement under this Section 4.2.3 will become effective [***] days after Adlai Nortye’s receipt of such notice. If: (a) the NDA Condition is not satisfied by the NDA Due Date; and (b) Nippon Kayaku has not acquired shares in Adlai Nortye Ltd. [***] by the NDA Due Date, Nippon Kayaku may demand in writing that Adlai Nortye pay five million US Dollars ($5,000,000) to the bank account designated by Nippon Kayaku, and such payment will be due by the earlier of: (x) the [***] day after the date that demand has been received by Adlai Nortye; and (y) the [***] day of the next month immediately following the date that demand has been received by Adlai Nortye.

4.2.4            Termination for Option Termination. Adlai Nortye may terminate this Option Agreement by so notifying Nippon Kayaku in writing if the Option has been terminated. Any such termination of this Option Agreement under this Section 4.2.4 will become effective [***] days after Nippon Kayaku’s receipt of such notice.

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4.3            Effects of Termination.

4.3.1            General. Subject to Sections 4.3.3 and 4.4, all rights of Nippon Kayaku, and all obligations of Adlai Nortye, under this Option Agreement (including the Option granted to Nippon Kayaku hereunder) shall cease and be of no further force or effect immediately upon termination of this Option Agreement for any reason.

4.3.2            Confidential Information. Promptly upon termination of this Option Agreement for any reason, each Party will return or cause to be returned to the other Party, or destroy, all Confidential Information received from the other Party and all copies thereof; provided, however, that each Party may keep one (1) copy of Confidential Information received from the other Party in its confidential files for record purposes, and provided further that each Party may retain any Confidential Information reasonably necessary to exercise any surviving rights in accordance with this Option Agreement.

4.3.3            License Agreements. Termination of this Option Agreement will not terminate any License Agreement that is executed by the Parties prior to the effective date of such termination.

4.4            Survival.

Termination of this Option Agreement will not relieve the Parties of any obligation accruing prior to such termination, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this Option Agreement to survive such termination. Without limiting the foregoing and except as expressly set forth otherwise in this Option Agreement, Articles 1, 3, and 6 and Sections 2.4, 4.3.1, 4.3.2, 4.3.3, 4.4 and 5.2 will survive the expiration or termination of this Option Agreement.

5.            REPRESENTATIONS AND WARRANTIES

5.1            Representations and Warranties by Each Party. Each Party represents and warrants to the other as of the Effective Date that:

5.1.1            such Party is duly organized, validly existing, and in good standing under the Applicable Laws of the jurisdiction of its formation and has full corporate power and authority to enter into this Option Agreement and to carry out the provisions hereof;

5.1.2            all necessary consents, approvals, and authorizations required to be obtained by it as of the Effective Date in connection with the execution, delivery, and performance of this Option Agreement have been obtained;

5.1.3            notwithstanding anything to the contrary in this Option Agreement, the execution and delivery of this Option Agreement and the performance of such Party’s obligations under this Option Agreement: (i) do not and will not conflict with or violate any requirement of any Applicable Laws existing as of the Effective Date; and (ii) do not and will not conflict with, violate, breach, or constitute a default under any agreement, or other instrument, or any provision thereof, oral or written, to which such Party is a party or by which such Party is bound, existing as of the Effective Date; and

5.1.4            this Option Agreement has been duly executed and delivered on behalf of such Party and is a legal and valid obligation binding upon it and is enforceable in accordance with its terms.

5.2            No Other Warranties.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS OPTION AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE SUBJECT MATTER OF THIS OPTION AGREEMENT, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.            LIMITATION OF LIABILITY

6.1            THE PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS OPTION AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

6.2            UNDER NO CIRCUMSTANCES WILL ADLAI NORTYE’S TOTAL LIABILITY UNDER THIS OPTION AGREEMENT, REGARDLESS OF THE FORUM AND REGARDLESS OF WHETHER ANY ACTION OR CLAIM IS BASED ON CONTRACT, TORT, OR OTHERWISE, EXCEED THE AMOUNT PAID BY NIPPON KAYAKU TO ADLAI NORTYE UNDER THIS OPTION AGREEMENT.

7.            GENERAL PROVISIONS

7.1            Assignment.

Except as provided in this Section 7.1, this Option Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, however, that (and notwithstanding anything elsewhere in this Option Agreement to the contrary) either Party may, without such consent, assign this Option Agreement and its rights and obligations hereunder: (a) in connection with the transfer or sale of all or substantially all of its assets or business related to the subject matter of this Option Agreement; or (b) pursuant to a merger or consolidation (or similar transaction) of the assigning Party. A Party may not assign this Option Agreement and its rights and obligations hereunder to an Affiliate of such Party without the consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. Any attempted assignment not in accordance with this Section 7.1 will be null and void. Any permitted assignee will assume all assigned obligations of its assignor under this Option Agreement.

7.2            Severability.

Should one or more of the provisions of this Option Agreement become void or unenforceable as a matter of Applicable Laws, then this Option Agreement will be construed as if such provision were not contained herein and the remainder of this Option Agreement will be in full force and effect, and the Parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

7.3            Governing Law; Dispute Resolution.

This Option Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws. Any dispute arising out of or in connection with this Option Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (the “SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this clause. The seat of the arbitration shall be Singapore. The tribunal shall consist of three (3) arbitrators. The Party initiating arbitration (the “Claimant”) shall appoint its arbitrator in its request for arbitration (the “Request”). The other Party (the “Respondent”) shall appoint its arbitrator within [***] days after receipt of the Request and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such [***] day period, the arbitrator named in the Request shall decide the controversy or claim as sole arbitrator. Otherwise, the two (2) arbitrators appointed by the Parties shall appoint a third (3rd) arbitrator within [***] days after the Respondent has notified Claimant of the appointment of the Respondent’s arbitrator. The language of the arbitration shall be English.

7.4            Force Majeure.

Neither Party will be responsible to the other for any failure or delay in performing any of its obligations under this Option Agreement or for other nonperformance hereunder if such delay or nonperformance is caused by act of God, earthquake, storm, flood, typhoon, tornado, blizzard, volcanic activity, landslide, tidal wave, tsunami, damage or destruction by lightning and drought, fire or other acts of nature, plague, epidemic, pandemic, war (whether or not declared), riot, public disturbance, strike or lockouts, government actions, terrorist attack, explosion, radioactive contamination, destruction of machines, equipment or factories and of any kind of installation, and pronged break-down of transport, telecommunication or electric current or the like, or by any other cause unavoidable or beyond the control of any Party hereto. In such event, the Party affected will use reasonable efforts to resume performance of its obligations and will keep the other Party informed of actions related thereto.

7.5            Waivers and Amendments.

The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Option Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver will be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Option Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

7.6            Relationship of the Parties.

Both Parties are independent contractors under this Option Agreement. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

7.7            Notices.

All notices, consents or waivers under this Option Agreement will be in writing and will be deemed to have been duly given when: (a) scanned and converted into a portable document format file (i.e., pdf file) and sent as an attachment to an e-mail message, and such message is received and a read receipt e-mail is received by the sender (and such read receipt e-mail is preserved by the Party sending the notice), provided further that a copy is promptly sent by an internationally recognized overnight delivery service (receipt requested) (although the sending of the e-mail message will be when the notice is deemed to have been given); or (b) the earlier of: (x) when received by the addressee; and (y) [***] days after it was sent, if sent by registered letter or overnight courier by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and e-mail addresses set forth below (or to such other addresses and e-mail addresses as a Party may designate by notice):

If to Adlai Nortye:	Adlai Nortye Pte Ltd. [***] Attention: [***] E-mail address: [***]

If to Nippon Kayaku:	Nippon Kayaku Co., Ltd. Address: [***] Attention:[***] E-mail address: [***]

7.8            Compliance with Law.

Each Party will perform its obligations under this Option Agreement in accordance with all Applicable Laws. No Party will, or will be required to, undertake any activity under or in connection with this Option Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.

7.9            No Third Party Beneficiary Rights.

This Option Agreement is not intended to and will not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Option Agreement.

7.10            Entire Option Agreement.

This Option Agreement [***] set forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter. The Parties acknowledge and agree that all Confidential Information exchanged prior to the Effective Date is subject to the provisions of Article 3.

7.11            Counterparts.

This Option Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties, it being understood that the Parties need not sign the same counterpart. For the avoidance of doubt, any signature which is delivered by electronic transmission or by e-mail delivery of a portable digital file (PDF) shall NOT create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such electronic copy or PDF signature page were an original thereof.

7.12            Expenses.

Each Party will pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and completion of this Option Agreement and any License Agreement.

7.13            Binding Effect.

This Option Agreement will be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

7.14            Construction.

The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Option Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party will not be employed in the interpretation of this Option Agreement; and (c) the terms and provisions of this Option Agreement will be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Option Agreement.

7.15            Cumulative Remedies.

No remedy referred to in this Option Agreement is intended to be exclusive unless explicitly stated to be so, but each will be cumulative and in addition to any other remedy referred to in this Option Agreement or otherwise available under law.

7.16            Export.

Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without appropriate United States and foreign government licenses.

7.17            Interpretation.

The captions and headings to this Option Agreement are for convenience only and are to be of no force or effect in construing or interpreting any of the provisions of this Option Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Option Agreement and references to this Option Agreement include all Exhibits hereto. In the event of any conflict between the main body of this Option Agreement and any Exhibit hereto, the main body of this Option Agreement will prevail. Unless context otherwise clearly requires, whenever used in this Option Agreement: (a) the words “include” or “including” will be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” will mean notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Option Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Option Agreement as a whole and not merely to the particular provision in which such words appear; (e) the words “shall” and “will” have interchangeable meanings for purposes of this Option Agreement; (f) the word “or” will have the inclusive meaning commonly associated with “and/or”; (g) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (h) words of any gender include the other gender; (i) words using the singular or plural number also include the plural or singular number, respectively; (j) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (k) neither Party will be deemed to be acting “under authority of” the other Party.

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The Parties to this Option Agreement have caused this Option Agreement to be executed and delivered as of the Effective Date.

Nippon Kayaku:	Adlai Nortye:

NIPPON KAYAKU CO., LTD.	Adlai Nortye Pte Ltd.

By: Name: [***] Title: [***]	By: Name: [***] Title: [***]

EXHIBIT A
License Agreement

EXHIBIT A

LICENSE AGREEMENT

between

ADLAI NORTYE PTE LTD.

and

NIPPON KAYAKU CO., LTD.

Page

1.	DEFINITIONS AND INTERPRETATION	1

1.1	Definitions	1

1.2	Interpretation	11

2.	LICENSE	12

2.1	Exclusive License Grant from Adlai Nortye to Nippon Kayaku	12

2.2	Non-Exclusive License Grant from Adlai Nortye to Nippon Kayaku	12

2.3	Sublicensing	12

2.4	Reservation of Rights by Adlai Nortye	12

2.5	Right of First Proposal	13

2.6	Trademark License Grant from Adlai Nortye to Nippon Kayaku	14

3.	TRANSFER OF INFORMATION AND DATA	14

3.1	Transfer of Regulatory Information and Licensed Know-How	14

3.2	Alliance Managers	14

3.3	Meetings	15

3.4	Adverse Event Reporting and Safety Data Exchange	15

4.	DEVELOPMENT, COMMERCIALIZATION & MANUFACTURING	15

4.1	Development	15

4.2	Commercialization	16

4.3	Diligence	16

4.4	Manufacturing and Supply	16

4.5	Reporting Obligations	16

4.6	Compliance	16

5.	OWNERSHIP OF INTELLECTUAL PROPERTY	16

5.1	Ownership of Invention	16

5.2	Joint Invention	17

5.3	Trademarks	17

6.	FINANCIAL PROVISIONS	18

6.1	Milestone Payments	18

6.2	Payment of Milestones	18

6.3	Royalties	18

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(continued)

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6.4	Royalties on Combination Products	20

6.5	Sublicensing Fees	20

6.6	Late Payments	21

7.	REPORTS AND PAYMENT TERMS	21

7.1	Payment Terms	21

7.2	Currency Exchange Rate	22

7.3	Taxes	22

7.4	Records and Audit Rights	23

7.5	Reports	24

8.	PURCHASE OF BULK TABLETS	24

8.1	Purchase of Bulk Tablets	24

8.2	Nippon Kayaku’s Right to Manufacture Bulk Tablet	24

8.3	Know-How Transfer; Assistance	25

9.	FURTHER OBLIGATIONS	25

9.1	Actions	25

9.2	Competition Laws; Further Assurances	26

10.	REPRESENTATIONS AND WARRANTIES	26

10.1	Representations and Warranties by Each Party	26

10.2	Adlai Nortye Representations and Warranties	27

10.3	Adlai Nortye Covenants	28

10.4	Adlai Nortye Disclaimer	28

10.5	Nippon Kayaku Representations and Warranties	28

10.6	Mutual Disclaimer	29

10.7	Special, Indirect and Other Losses	30

10.8	Survival	30

11.	INDEMNIFICATION	30

11.1	Indemnification Obligations of Adlai Nortye	30

11.2	Indemnification Obligations of Nippon Kayaku	31

11.3	Insurance	31

11.4	Indemnification Procedure	31

11.5	Mitigation of Loss	33

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(continued)

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12.	PROSECUTION, ENFORCEMENT AND DEFENSE OF PATENTS	33

12.1	Patent Filings, Prosecution and Maintenance of Licensed IP	33

12.2	Enforcement of Licensed IP	34

12.3	Enforcement of Nippon Kayaku Technology	35

12.4	Defense of Infringement Claims of Licensed IP	35

12.5	Enforcement of Joint IP	36

13.	EFFECTIVE DATE, TERM AND TERMINATION	36

13.1	Term	36

13.2	Rights of Termination	36

13.3	Surviving Rights and Obligations	36

13.4	Effect of Termination or Expiration	37

14.	CONFIDENTIALITY	39

14.1	Duty of Confidence; Non-Use	39

14.2	Exceptions	39

14.3	Authorized Disclosures	40

14.4	Ongoing Obligation for Confidentiality	40

15.	PRESS RELEASE	41

15.1	General Process	41

15.2	SEC Disclosure	42

16.	MISCELLANEOUS	42

16.1	Governing Law; Venue	42

16.2	Assignment	42

16.3	Dispute Resolution	43

16.4	Injunctive Relief	43

16.5	Force Majeure	43

16.6	Notices	44

16.7	Waiver and Amendments	44

16.8	Severability	44

16.9	Entire Agreement	45

16.10	Relationship of the Parties	45

16.11	Expenses	45

16.12	Further Assurances	45

16.13	Compliance with Law	45

16.14	Headings	45

16.15	English Language	45

16.16	Counterparts	45

Schedule A	1

Licensed Patents	1

Schedule B	1

Compound	1

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LICENSE AGREEMENT

This license agreement (this “License Agreement”) is made as of __, (“Effective Date”), by and between Nippon Kayaku Co., Ltd., a company organized under the laws of Japan and located at 1-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-0005, Japan (“Nippon Kayaku”), and Adlai Nortye Pte Ltd., a company organized under the laws of Singapore (as defined below) and located 77 Robinson Road, #20-01 Robinson 77, Singapore, 068896 (“Adlai Nortye”). Nippon Kayaku and Adlai Nortye are each referred to individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Adlai Nortye has certain Intellectual Property Rights Covering the Compound (each as defined below);

WHEREAS, Nippon Kayaku desires to in-license certain rights to develop, manufacture, and commercialize the Licensed Product (as defined below) consisting of such Compound; and

WHEREAS, subject to the rights and obligations of the Novartis Agreement (as defined below), Adlai Nortye desires to grant to Nippon Kayaku the rights under the Licensed IP (as defined below) related to the Licensed Product in the Field (as defined below) in the Territory (as defined below) on the terms set forth herein,

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereby agree as follows:

1.            DEFINITIONS AND INTERPRETATION

1.1           Definitions. The capitalized terms used in this License Agreement shall have the meanings as defined below:

“Accounting Standards” means, with respect to Nippon Kayaku, Japanese GAAP (Generally Accepted Accounting Principles) as generally and consistently applied throughout Nippon Kayaku’s organization. Nippon Kayaku shall promptly notify Adlai Nortye in the event that it changes the Accounting Standards pursuant to which its records are maintained, it being understood that Nippon Kayaku may only use internationally recognized accounting principles (e.g. IFRS, US GAAP, etc.).

“Adlai Nortye” shall have the meaning set forth in the preamble hereto.

“Affiliate” means, with respect to a Party, any Person that directly or indirectly controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” shall mean: (a) direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation; (b) fifty percent (50%) or more of the equity interest in the case of any other type of legal entity or status as a general partner in any partnership; (c) any other arrangement whereby the entity or Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity; (d) if a Party is exposed, or has rights, to variable returns from its involvement with an entity or Person and has the ability to affect its returns through its power over such entity or Person; or (e) the ability to cause the direction of the management or policies of a corporation or other entity. In the case of entities organized under the Laws of certain countries, the maximum percentage ownership permitted by Law for a foreign investor may be less than fifty percent (50%), and in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

“Alliance Manager” shall have the meaning set forth in Clause 3.2.

“Annual NHI List Price Sales” means the NHI List Price gross sales amount made by or on behalf of Nippon Kayaku and any of its Affiliates or sublicensees or assignees during a Fiscal Year for a Licensed Product sold to Third Parties other than sublicensees/assignees, as calculated using the NHI List Price applicable for the Licensed Product at the time of sale.

“Auditor” shall have the meaning set forth in Clause 7.4(b).

“Bulk Products” shall have the meaning set forth in Clause 8.1(a).

“Bulk Tablet Manufacturing IP” means any and all Know-How and Patents related to the manufacture of the Compound and/or bulk form of the Licensed Product owned or Controlled by Adlai Nortye and/or its Affiliates as of the effective date of the agreement between the Parties pursuant to Clause 8.2(a) or Nippon Kayaku’s exercise of its rights under Clause 8.2(b) (as applicable), or at any time thereafter during the Term.

“Business Day” means a day (other than a Saturday, Sunday or a public holiday) on which the banks are open for business in New York City, United States of America, Tokyo, Japan, and Hangzhou, PRC.

“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“Calendar Year” means a period of twelve (12) consecutive calendar months ending on December 31.

“Claim” shall have the meaning set forth in Clause 11.

“Combination Product” shall have the meaning set forth in Clause 6.4.

“Commercialize” means any and all activities directed toward marketing, promoting, detailing, distributing, importing, exporting, selling or offering to sell a Licensed Product in the Field in the Territory, including, for example, branding, pricing, distribution, market research, to sell or market the Licensed Product, preparing advertising and promotional materials, sales force training, and Manufacturing activities in support of the foregoing, and “Commercialization” and “Commercializing” shall have a corresponding meaning.

“Commercially Reasonable Efforts” means those diligent efforts and resources consistent with customary practices of multinational companies in the specialty pharmaceutical industry that such a company typically devotes to a product or compound owned by it or to which it has rights of the type it has hereunder, or similar market potential at a similar stage in the development or product life thereof and later Commercialization, in light of the potential profitability, price or reimbursement, the intellectual property and competitive landscape relevant to such Licensed Product, its safety and efficacy profile, the Development and Regulatory Approval risks associated with such Licensed Product, the Patent or other proprietary position of the Licensed Product (including the ability to obtain or enforce, or have obtained or enforced, such Patent or other proprietary positions), and the regulatory requirements involved.

“Competition Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger, acquisition or otherwise.

“Competition Law Notice” shall have the meaning set forth in Clause 9.2.

“Compound” means the compound AN2025 (a.k.a. Buparlisib), as further described in Schedule B, and any pharmacologically and/or therapeutically active derivatives thereof, including isomers, esters, salts, hydrates, anhydrous forms and other solvates and polymorphs of such compounds.

“Control” or “Controlled” means, with respect to any intellectual property right, information, documents or materials of a Party, that such Party or its Affiliates, (a) owns or has a license to such intellectual property right, information, documents or materials (other than pursuant to this License Agreement); and (b) has the ability to grant access, a license or a sublicense to such intellectual property right, information, documents or materials to the other Party as provided in this License Agreement without violating an agreement with or other rights of any Third Party.

“Cover”, “Covering” or “Covered” means, with respect to a claim of a Patent and a Licensed Product, that the manufacture, use, offer for sale, sale or importation of the Licensed Product would infringe a Valid Claim of such Patent in the country in which such activity occurred, but for the licenses granted in this License Agreement (or ownership thereof).

“Current Good Clinical Practice” or “cGCP” means the then-current standards for clinical trials for pharmaceuticals, as set forth in the relevant FDA regulations relating to good clinical practice and clinical trials, or equivalent Laws, rules or regulations of an applicable Regulatory Authority, at the time of the clinical trials.

“Current Good Laboratory Practice” or “cGLP” means the then-current good laboratory practices, as set forth in the United States Code of Federal Regulations Title 21, Part 58 Good Laboratory Practice for Nonclinical Laboratory Studies promulgated or endorsed by the FDA, or equivalent Laws, rules or regulations of an applicable Regulatory Authority at the time of the laboratory studies.

“Current Good Manufacturing Practice” or “cGMP” means the then-current standards for good manufacturing practices and all applicable governmental rules and regulations as applied at the site(s) of manufacture and control, as amended from time to time and in effect during the term of this License Agreement.

“Develop” or “Development” means drug development activities, including research, process development, test method development and stability testing, assay development and audit development, toxicology, formulation, pharmaceutical development, quality assurance/quality control development, statistical analysis, clinical trials, process development, packaging development, product validation activities, regulatory affairs, and the preparation, filing and prosecution of Regulatory Filings.

“Development Plan” shall have the meaning set forth in Clause 4.1.

“Disclosing Party” shall have the meaning set forth in Clause 14.1.

“Effective Date” shall have the meaning set forth in the preamble hereto.

“EMA” means the European Medicines Agency or any successor entity thereto.

“FDA” means the United States Food and Drug Administration or any successor entity thereto.

“Field” means any and all therapeutic, prophylactic and/or diagnostic use in humans.

“First Commercial Sale” means, with respect to the Licensed Product, the first arm’s length sale to a Third Party (other than an Affiliate or sublicensee), for use of such Licensed Product in the Field in the Territory, after such Licensed Product has been granted Regulatory Approval for distribution, marketing and sale (in each case to the extent required by applicable Laws) in the Field by the competent Regulatory Authorities in the Territory, excluding transfers or dispositions of a Licensed Product for charitable, compassionate, promotional (including samples), pre-clinical, clinical or regulatory purposes.

“Fiscal Year” means a period of twelve (12) consecutive calendar months ending on March 31.

“Force Majeure” means any unavoidable and unforeseeable event which is beyond the reasonable control of the Party affected, including the following events: act of God, earthquake, storm, flood, typhoon, tornado, blizzard, volcanic activity, landslide, tidal wave, tsunami, damage or destruction by lightning and drought, fire or other acts of nature, plague, epidemic, pandemic, war (whether or not declared), riot, public disturbance, strike or lockouts, government actions, terrorist attack, explosion, radioactive contamination, destruction of machines, equipment or factories and of any kind of installation, and pronged break-down of transport, telecommunication or electric current or the like.

“Governmental Entity” means any court, agency, authority, department, legislative or regulatory body or other instrumentality of any (i) government, (ii) country, (iii) national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country, (iv) supranational organization of which any such government or country is a member, or (v) quasi-governmental entity or self-regulatory organization of competent authority.

“Indication” means any disease, condition or syndrome, or sign or symptom of, or associated with, a disease, condition or syndrome for which a product can be approved by a Regulatory Authority, including all lines of therapy.

“Information” means all proprietary information and data of a financial, commercial or technical nature, including Know-How, owned or Controlled by a Party, which has been supplied or otherwise made available to the other Party or its Affiliates, under this License Agreement and whether made available orally, in writing or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae.

“Infringement Claim” shall have the meaning set forth in Clause 12.4.

“Intellectual Property Rights” means all rights in Patents, rights to inventions, copyright and related rights, rights in trade-marks, trade names and domain names, rights in designs, rights in computer software, database rights, rights in confidential information (including Know-How) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions (for their full term) of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

“Insolvency Event” means, in relation to Nippon Kayaku, any one of the following: (a) Nippon Kayaku is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against Nippon Kayaku (except for involuntary bankruptcy proceedings which are dismissed within one-hundred and twenty (120) days); (b) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed for substantially all of the assets of Nippon Kayaku; (c) a resolution to wind up Nippon Kayaku shall have been passed other than a resolution for the solvent reconstruction or reorganization of Nippon Kayaku; or (d) a resolution shall have been passed by Nippon Kayaku’s board of directors to make an application for an administration order or to appoint an administrator for substantially all of the assets of Nippon Kayaku.

“Invention” means any process, method, composition of matter, article of manufacture, discovery or finding, patentable or otherwise, that is invented as a result of a Party exercising its rights or carrying out its obligations under this License Agreement, whether directly or via its Affiliates, agents or independent contractors, including all rights, title and interest in and to the Intellectual Property Rights therein.

“Joint Inventions” shall have the meaning set forth in Clause 5.2.

“Joint IP” shall have the meaning set forth in Clause 5.2.

“JPY” or “¥” means the lawful currency of Japan.

“Know-How” means technical information, know-how and data, including Inventions (whether patentable or not), discoveries, trade secrets, package specifications, chemical specifications, analytical test methods, stability data, testing data, product specifications, instructions, processes, formulation information, validation documents, materials, drawings, formulae, reports, and other technology and techniques including all biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, safety, clinical safety, preclinical and clinical data.

“Law” means any statute, law, ordinance, requirement, regulatory rule, code or order of a Governmental Entity.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any tribunal, arbitrator or arbitration panel.

“Licensed Know-How” means all Know-How solely related to the Compound or a Licensed Product owned or Controlled as of the Effective Date or at any time thereafter during the Term by Adlai Nortye and/or its Affiliates that is necessary or reasonably useful to Develop, Manufacture, or Commercialize the Compound or a Licensed Product in the Field in the Territory, except that “Licensed Know-How” does not include any Know-How that is Controlled, either as of or after the Effective Date, and that relates to any active ingredient, innovative drug, compound, combination product or formulae that, in each case, is not the Compound.

“Licensed IP” means all Licensed Patents and Licensed Know-How.

“Licensed Patents” means those Patents listed on Schedule A attached hereto, as may be updated from time to time by agreement of the Parties, provided that Adlai Nortye shall not unreasonably refuse to add any Patent owned or Controlled by Adlai Nortye and/or its Affiliates as of the Effective Date or at any time thereafter during the Term, that is necessary or reasonably useful to Develop, Manufacture or Commercialize the Licensed Product in the Field in the Territory. “Licensed Patents” does not include any Patents that are Controlled, either as of the Effective Date or thereafter, and that solely relate to any active ingredient, innovative drug, compound, combination product or formulae that, in each case, is not the Compound, unless the Parties otherwise agree to include such Patent in the list on Schedule A.

“Licensed Product(s)” means one or more pharmaceutical, therapeutic or diagnostic products containing the Compound as an active ingredient alone or in combination with other active ingredients.

“Licensed Product Activities” shall have the meaning set forth in Clause 4.3.

“Licensed Trademark(s)” means all trade-marks, trade names, brands, logos, and domain names that are related to the Compound or Licensed Product and that are either registered or filed for registration by Adlai Nortye and/or its Affiliates in the Territory as of the Effective Date or at any time thereafter during the Term.

“Losses” means all claims, damages, losses, suits, proceedings, liabilities, and costs (including costs of litigation and reasonable attorney’s fees), of any kind and is not limited to matters asserted by Third Parties against a Party, but includes claims, damages, losses, suits, proceedings, liabilities, costs (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees) and incurred or sustained by a Party or its Affiliates in the absence of Third Party claims.

“Manufacture” means any and all activities and operations involved in or relating to fill the blister, packaging and labeling the box with the bulk tablet form of the Licensed Product that Nippon Kayaku purchases from Adlai Nortye. “Manufacturing” has a corresponding meaning.

“Milestone Event” shall have the meaning set forth in Clause 6.1.

“Milestone Payment” shall have the meaning set forth in Clause 6.1.

“NDA” means a New Drug Application (as more fully described in U.S. 21 C.F.R. Parts 314.50 et seq. or its successor regulation or equivalent Laws, rules or regulations of an applicable Regulatory Authority) and all amendments and supplements thereto, submitted to the PMDA.

“Net Sales” means the net sales by or on behalf of Nippon Kayaku and any of its Affiliates or sublicensees or assignees for the Licensed Product sold to Third Parties other than sublicensees/assignees, as determined in accordance with Accounting Standards. The deductions booked by Nippon Kayaku and its Affiliates, sublicensees and assignees to calculate the recorded net sales from gross sales may include the following:

[***]

With respect to the calculation of Net Sales:

[***]

“NHI List Price” means, with respect to a Licensed Product, the drug price reimbursable to health- insurance medical service providers by the Japanese Ministry of Health, Labour and Welfare under the Japanese National Health Insurance programs.

“Nippon Kayaku Indemnitees” shall have the meaning set forth in Clause 11.2.

“Nippon Kayaku Know-How” shall have the meaning set forth in Clause 5.1.

“Nippon Kayaku Patents” shall have the meaning set forth in Clause 5.1.

“Nippon Kayaku Technology” shall have the meaning set forth in Clause 5.1.

“Novartis” means Novartis Pharma AG.

“Novartis Agreement” means that certain License Agreement by and between Novartis Pharma AG and Adlai Nortye BioPharma Co. Ltd. dated as of December 22, 2017, together with all ancillary agreements referenced therein.

“Option Agreement” means that certain Option Agreement by and between the Parties dated as of April 26, 2023.

“Party” shall have the meaning set forth in the preamble hereto.

“Patents” means (a) all issued patents and pending patent applications, including the parents thereof and issued patents maturing therefrom, in any country or supranational jurisdiction worldwide, (b) any substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications, and (c) foreign counterparts of any of the foregoing.

“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

“PMDA” means the Pharmaceuticals and Medical Devices Agency, an administrative agency under the control of the Japanese Ministry of Health, Labour and Welfare.

“Product Trademarks” shall have the meaning set forth in Clause 5.3.

“PRC” means the People’s Republic of China, excluding Hong Kong, Macau, and Taiwan.

“Prosecution” or “Prosecute” means, with regard to a Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues, appeals, requests for patent term adjustments and patent term extensions with respect to such Patent, together with the initiation or defense of interferences, oppositions, inter partes, re-examinations, post-grant proceedings and other similar proceedings with respect to the particular Patent, and any appeals therefrom. For clarification, “Prosecution” or “Prosecute” shall not include any other enforcement actions taken with respect to a Patent.

“Recipient Party” shall have the meaning set forth in Clause 14.1.

“Recovery” shall have the meaning set forth in Clause 12.2(a).

“Regulatory Approval” means, with respect to a Licensed Product, any approval (notwithstanding the Indication), registration, license or authorization from a Regulatory Authority to market and sell such Licensed Product in the Field in the Territory.

“Regulatory Authority” means, with respect to any country or jurisdiction, any Governmental Entity involved in granting Regulatory Approval in that country or jurisdiction.

“Regulatory Documentation” shall mean relevant applications, registrations, licenses, authorizations, approvals and correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and relevant and available supporting documents in connection therewith relating to the use of the Licensed Product in the Field, including relevant clinical trial data as required for regulatory purposes and contained in any of the foregoing, including drug master files and inspection reports related to the Licensed Product in the Field, or as required for regulatory purposes.

“Regulatory-Based Exclusivity” means, with respect to a Licensed Product in the Territory, that (a) Nippon Kayaku or any of its Affiliates or sublicensees has been granted the exclusive right by a Regulatory Authority (or is otherwise entitled to the exclusive right by operation of Law) in the Territory to market and sell the Licensed Product in such Territory, including any pediatric or orphan drug exclusivity, or (b) the data and information submitted by Nippon Kayaku or any of its Affiliates or sublicensees to the relevant Regulatory Authority in the Territory for purposes of obtaining Regulatory Approval for such Licensed Product may not be relied upon in any way by any Person other than Nippon Kayaku, its Affiliates or sublicensees (including by relying upon the Regulatory Authority’s previous findings regarding the safety or effectiveness of the Licensed Product) to market and sell a product for use in the same Indications as such Licensed Product by a Third Party in the Territory.

“Regulatory Filings” means, with respect to the Licensed Product, any submission to a Regulatory Authority of any appropriate regulatory application.

“Required Antitrust Approvals” shall have the meaning set forth in Clause 9.2.

“Royalty Payment” shall have the meaning set forth in Clause 6.3(a).

“Royalty Payment Period” shall have the meaning set forth in Clause 6.3(b).

“Safety Information Exchange Agreement” shall have the meaning set forth in Clause 3.4.

“Sales & Royalty Report” shall have the meaning set forth in Clause 7.4.

“Sales-Based Milestone” means any Milestone Event set forth in the table in Clause 6.1 under the title “Sales-Based Milestones”, and “Sales-Based Milestone Payment” means any Milestone Payment for any Sales-Based Milestone.

“SIAC” shall have the meaning set forth in Clause 16.3.

“Sublicensing Fees” shall have the meaning set forth in Clause 6.5

“Supply Agreement” shall have the meaning set forth in Clause 8.1(b).

“Term” shall have the meaning set forth in Clause 13.1.

“Territory” means the country of Japan.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“USD”, “US Dollars” or “$” means the lawful currency of the United States of America.

“Valid Claim” means, with respect to the Territory, (a) a claim of a Patent application that is pending in good faith, claiming priority from any Patent that has been pending for no more than seven (7) years following the earliest priority filing date for such Patent and that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling or (b) a claim of an issued and unexpired Patent that has not been held permanently revoked, held unenforceable or invalid by a decision of a court or other Governmental Entity of competent jurisdiction, which decision is unappealed or unappealable within the time allowed for appeal and has not been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise, that, in the case of (a) and (b) above, claims the composition of matter or method of use of a Licensed Product and is included within the Licensed Patents.

1.2           Interpretation. In this License Agreement, unless otherwise specified:

(a)           “includes” and “including” shall mean respectively includes and including without limitation;

(b)           words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(c)           the Schedules, Exhibits and other attachments form part of the operative provision of this License Agreement and references to this License Agreement shall, unless the context otherwise requires, include references to the Schedules, Exhibits and attachments;

(d)           references to Clauses and subclauses are to Clauses and subclauses of this License Agreement unless otherwise specified;

(e)           a reference to an enactment or statutory provision is a reference to it as it may from time to time be amended, modified, consolidated, repealed or re-enacted and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute;

(f)            the headings in this License Agreement are for information only and shall not be considered in the interpretation of this License Agreement;

(g)           any reference to “writing” or “written” includes any legible reproduction of words delivered in permanent and tangible form, including email (subject to compliance with the requirements of Clause 16.6);

(h)           the words “hereof”, “herein” and “hereunder” and words of like import used in this License Agreement shall refer to this License Agreement as a whole and not to any particular provision of this License Agreement; and

(i)            the Parties agree that the terms and conditions of this License Agreement are the result of negotiations between the Parties and that this License Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party participated in its preparation.

2.            LICENSE

2.1           Exclusive License Grant from Adlai Nortye to Nippon Kayaku. Subject to the terms and conditions of this License Agreement and the Option Agreement, Adlai Nortye hereby grants to Nippon Kayaku an exclusive, royalty-bearing, sublicensable (subject to Clause 2.3 below), assignable (subject to Clause 16.2 below) license under the Licensed IP solely to Commercialize, to Develop (including the right to reference Regulatory Documentation for obtaining and maintaining Regulatory Approval for the Licensed Product in the Field in the Territory), and to Manufacture and have Manufactured the Licensed Product in the Field in the Territory.

2.2           Non-Exclusive License Grant from Adlai Nortye to Nippon Kayaku. Solely on condition that: (a) the Parties reach an agreement that Nippon Kayaku undertakes to manufacture the Bulk Products pursuant to Clause 8.2(a); or (b) Nippon Kayaku elects to exercise its rights to manufacture the Bulk Products as set forth in Clause 8.2(b), Adlai Nortye shall grant and does hereby grant to Nippon Kayaku a non-exclusive, sublicensable (but solely for any sublicense that Nippon Kayaku grants to any Third Party that is a contract manufacturer of the Bulk Products manufactured under Clause 8.2 when the Bulk Products are manufactured solely for sale back to Nippon Kayaku), assignable (subject to Clause 16.2 below), royalty-free license under the Bulk Tablet Manufacturing IP to manufacture and have manufactured the Bulk Products in the Territory solely for the purpose of Development and Commercialization of the Licensed Product in the Field in the Territory.

2.3           Sublicensing.

(a)           By Nippon Kayaku. Subject to Clause 2.3(b), upon prior written consent by Adlai Nortye (which shall not be unreasonably withheld, delayed or conditioned), Nippon Kayaku may sublicense the rights granted to it under Clause 2.1.

(b)           Sublicense Requirements. Any sublicense by Nippon Kayaku will be subject to a written agreement that: (i) requires the sublicensee to comply with all applicable obligations of this License Agreement and the Novartis Agreement, and (ii) is not in conflict with any term of this License Agreement or the Novartis Agreement. Nippon Kayaku shall undertake to enforce the provisions of any such sublicense and shall remain responsible and jointly and severally liable with the sublicensee to Adlai Nortye for the performance of its sublicensee’s obligations and for all acts or omissions of its sublicensees as if they were the acts or omissions of Nippon Kayaku under this License Agreement. Nippon Kayaku shall provide written notice to Adlai Nortye within [***] Business Days of entering into such written agreement confirming compliance with the foregoing requirements, specifying the various components of consideration (including milestone payments and royalties) under such sublicensing agreement, and provide the calculation of the applicable the Sublicensing Fees in accordance with Clause 6.5.

2.4           Reservation of Rights by Adlai Nortye.

(a)           Without prejudice to any other rights that Adlai Nortye and its Affiliates may have, Nippon Kayaku agrees that, as between the Parties, Adlai Nortye and its Affiliates retain or share full and unencumbered rights under the Licensed IP to exploit or have exploited the Licensed Products in the Territory solely outside the Field and outside the Territory in any field. Nippon Kayaku acknowledges and agrees that as between the Parties, Adlai Nortye and its Affiliates are the sole owner(s) of all right, title and interest in and to the Licensed IP, and Nippon Kayaku has not acquired, and shall not acquire, any right, title or interest in or to the Licensed IP pursuant to this License Agreement other than the rights expressly set forth in this License Agreement.

(b)           Notwithstanding Clause 2.1, Nippon Kayaku acknowledges and agrees that Adlai Nortye and its Affiliates retain the right to Develop, use, and Commercialize the Licensed Product in the Field in the Territory and to Manufacture and have Manufactured the Licensed Product in the Field in the Territory, in each case to the extent necessary to fulfill all obligations expressly set forth in this License Agreement. Neither Adlai Nortye nor its Affiliates will use the foregoing retained rights for any purpose other than complying with such obligations.

(c)           Nippon Kayaku hereby agrees that it will comply with the terms and conditions of the Novartis Agreement and the ancillary agreements referenced therein, as applicable to the sublicenses of the intellectual property rights licensed under the Novartis Agreement granted to Nippon Kayaku under this License Agreement. If, and to the extent, any of the terms and conditions of this License Agreement conflict with the terms and conditions of the Novartis Agreement, as applicable for this sublicense of the intellectual property rights licensed under the Novartis Agreement, then the terms and conditions of the Novartis Agreement shall control. Furthermore, Nippon Kayaku hereby agrees that Novartis is an intended third party beneficiary of the obligations of Nippon Kayaku under this License Agreement (solely as applicable to the rights licensed under the Novartis Agreement).

2.5           Right of First Proposal.

(a)           Subject to Clause 2.5(b), during the term of this License Agreement and, in the event of early termination of this License Agreement, for a period of [***] years from the Effective Date, each time prior to Adlai Nortye, by itself or through any of its Affiliates, making an offer to a Third Party for either the granting of an exclusive out-license in the Territory for the development, manufacture, or commercialization of one or more pharmaceutical, therapeutic or diagnostic products (other than the Compound) Controlled by Adlai Nortye or its Affiliate, or the divestment of all rights in the Territory to such products (“Proposed Transaction”), Nippon Kayaku shall have the right to be provided with notice of such Proposed Transaction (“Transaction Notice”). Upon receipt of the Transaction Notice, Nippon Kayaku shall have [***] days to notify Adlai Nortye in writing that it is interested in the Proposed Transaction, and if Nippon Kayaku so notifies Adlai Nortye, then the Parties shall negotiate in good faith, the commercially reasonable terms for such Proposed Transaction for a period of [***] days, which may be extended by mutual agreement of the Parties (the “Proposal Exercise Period”). If the Parties have not entered into a definitive agreement within such negotiation period, or if Nippon Kayaku either does not timely respond to the Transaction Notice or declines such Proposed Transaction, then Nippon Kayaku will no longer have any rights with respect to such Proposed Transaction.

(b)           Notwithstanding anything to the contrary, Nippon Kayaku’s rights under this Clause 2.5 shall automatically and immediately expire upon the first occurrence of any of the following: [***]

2.6           Trademark License Grant from Adlai Nortye to Nippon Kayaku. Subject to the terms and conditions of this License Agreement and the Option Agreement, Adlai Nortye hereby grants to Nippon Kayaku an exclusive, sublicensable (subject to Clause 2.3 above, as applied mutatis mutandis, but for the avoidance of doubt, Clause 6.5 does not apply to any sublicense of the Licensed Trademarks), assignable (subject to Clause 16.2 below), perpetual, irrevocable, royalty-free and fully paid-up license under the Licensed Trademarks: (i) to Commercialize, to Develop, and to Manufacture and have Manufactured the Licensed Product in the Field in the Territory; and (ii) in case of Clause 2.2, to manufacture and have manufactured the Bulk Products for the purpose of the Development and Commercialization of the Licensed Product in the Field in the Territory, and subject to Nippon Kayaku’s material compliance with Adlai Nortye’s trademark and branding style and use guidelines, which will be provided to Nippon Kayaku after such guidelines are completed and will be incorporated herein by reference, as may be reasonably updated by Adlai Nortye from time to time upon [***] days prior written notice to Nippon Kayaku.

3.            TRANSFER OF INFORMATION AND DATA

3.1          Transfer of Regulatory Information and Licensed Know-How.

(a)           Within [***] days of the Effective Date, if not otherwise agreed to in accordance with a separate transitions services agreement between the Parties, Adlai Nortye shall use Commercially Reasonable Efforts to make available to Nippon Kayaku a copy of available tangible embodiments of Licensed Know-How concerning the Licensed IP for the Field relevant in the Territory and the Regulatory Documentation necessary or reasonably useful for the Licensed Product Activities in the Field in the Territory, respectively, Controlled by Adlai Nortye and available to Adlai Nortye on the Effective Date.

(b)           During the Term, at Nippon Kayaku’s request, Adlai Nortye shall use Commercially Reasonable Efforts to make available to Nippon Kayaku, from time to time and without any additional consideration other than the Milestone Payment and the Royalty Payment, then existing material Licensed Know-How and Regulatory Documentation Controlled by Adlai Nortye and available to Adlai Nortye that are necessary or reasonably useful for the Licensed Product Activities in the Field in the Territory.

3.2           Alliance Managers. Within [***] days following the Effective Date, each Party will appoint (and notify the other Party of the identity of) a senior representative having a general understanding of pharmaceutical development and commercialization issues to act as its alliance manager under this License Agreement (each, an “Alliance Manager”). The Alliance Managers will: (a) serve as the contact point between the Parties for the purpose of providing each other with information on the progress of Nippon Kayaku’s Development and Commercialization of the Licensed Products and Adlai Nortye’s development and commercialization of the Licensed Products outside of the Territory or outside of the Field in the Territory; (b) be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties, including in particular the transfer of Licensed Know-How and Regulatory Documentation from Adlai Nortye to Nippon Kayaku; (c) provide a single point of communication for seeking consensus both internally within the respective Party’s organization and facilitating review of external corporate communications in accordance with Clause 16.6; and (d) raise cross-Party and/or cross-functional disputes in a timely manner. Each Party may replace its Alliance Manager on written notice to the other Party.

3.3           Meetings. During the period from the Effective Date until the first NDA filing has been made with respect to a Licensed Product in the Territory, the Alliance Managers will meet (either in person or by teleconference) at least [***] per year to review and discuss progress made under, and any changes to, the Development Plan, including the Development work performed, clinical trials, progress toward milestones, any key issues and the overall status of Development. In addition, at any time during the Term, Nippon Kayaku may request a meeting with Adlai Nortye to receive updates on the status of the development, manufacture, and commercialization of the Licensed Product outside of the Territory or outside of the Field in the Territory in furtherance of the Licensed Product Activities in the Field in the Territory.

3.4           Adverse Event Reporting and Safety Data Exchange. Notwithstanding anything to the contrary in this Clause 3, and subject to the limitations and requirements of the Novartis Agreement, the Parties shall cooperate with regard to the reporting and handling of clinical trial results and safety information involving or relating to the Compound and/or Licensed Products in the Field in the Territory. The Parties will enter into a separate, mutually acceptable written agreement containing customary terms that will govern the exchange of adverse event, a risk management plan, and other safety information reporting obligations relating to Licensed Products in the Field in the Territory to ensure that adverse events and other safety information is exchanged and reported to the relevant Regulatory Authorities in compliance with applicable Laws and the requirements of such Regulatory Authorities in the Territory (the “Safety Information Exchange Agreement”).

4.            DEVELOPMENT, COMMERCIALIZATION & MANUFACTURING

4.1           Development. Nippon Kayaku will be solely responsible for and shall, subject to the terms of this License Agreement, have final decision-making authority with respect to the Development of the Licensed Product in the Field in the Territory. Following the Effective Date of this License Agreement, the Parties shall promptly discuss in good faith to develop a plan for the clinical development of Licensed Products and filing of Regulatory Approvals to be conducted by or on behalf of Nippon Kayaku under this License Agreement (a “Development Plan”). Nippon Kayaku may revise or amend the Development Plan from time to time in its sole discretion; provided, however, that in the event of a material change to the then-current Development Plan, such change shall require the approval of Adlai Nortye (which approval shall not be unreasonably withheld, delayed, or conditioned). Nippon Kayaku shall bear [***] of all costs and expenses associated with such Development of Licensed Products in the Field in the Territory unless otherwise set forth in this License Agreement or agreed in writing between the Parties.

4.2           Commercialization. Nippon Kayaku will be solely responsible for and shall, subject to the terms of this License Agreement, have final decision-making authority with respect to the Commercialization of a Licensed Product in the Field in the Territory. Nippon Kayaku shall also bear [***] of all costs and expenses associated with the Commercialization of Licensed Products in the Field in the Territory unless otherwise set forth in this License Agreement or agreed in writing between the Parties.

4.3           Diligence. Nippon Kayaku will use Commercially Reasonable Efforts to Develop, Manufacture and Commercialize Licensed Product(s) in the Field in the Territory and shall use Commercially Reasonable Efforts to obtain Regulatory Approval for as many Indications as possible, as included in the Development Plan, and to Commercialize Licensed Product for each such Indication (individually and together, the “Licensed Product Activities”).

4.4           Manufacturing and Supply. Except with respect to the bulk tablet form of the Compound received pursuant to the Supply Agreement under Clause 8, Nippon Kayaku will be solely responsible for all other Manufacturing activities, for the Licensed Product in the Field in the Territory and shall bear [***] of all costs and expenses associated therewith unless otherwise set forth in this License Agreement or agreed between the Parties.

4.5           Reporting Obligations. Nippon Kayaku shall provide Adlai Nortye with a written summary report on or before [***] and on or before [***] of each Calendar Year, summarizing Nippon Kayaku’s and its Third Party collaborators’ and sublicensees’: (i) Licensed Product Activities for the Licensed Product(s) in the Field in the Territory performed in the previous [***] month period; and (ii) anticipated plans for the Licensed Product Activities for the Licensed Product(s) in the Field in the Territory for the subsequent [***] month period. Each such report shall contain, at a minimum, information sufficient to permit Adlai Nortye to evaluate the progress towards the respective obligations under this License Agreement, and, if so requested by Adlai Nortye, shall be followed-up or prefaced with a telephone conference between sufficiently qualified representatives of each Party at a mutually agreed time but in any event no later than [***] days following Adlai Nortye’s request to discuss such report in more detail. All information and data obtained under this Clause 4.5 shall be used only for the purposes of verifying compliance with the diligence obligations under Clause 4 and shall be treated as Nippon Kayaku’s confidential Information and subject to the confidentiality obligations set forth in Clause 14.

4.6           Compliance. Nippon Kayaku agrees that in performing its obligations under this License Agreement, in particular with regard to Development activities and Licensed Product(s): (a) it shall, and shall cause its Affiliates, Third Party collaborators and sublicensees to, comply with all applicable Laws, including data privacy Laws, current international regulatory standards, including cGMP, cGLP, cGCP and other rules, regulations and requirements; and (b) it will not knowingly employ or use any Person that has been debarred under applicable Laws.

5.            OWNERSHIP OF INTELLECTUAL PROPERTY.

5.1           Ownership of Invention. Subject to the terms of this License Agreement, as between the Parties, Nippon Kayaku will be the sole owner of any Inventions that are discovered, generated, developed, invented or created solely by Nippon Kayaku, its Affiliates or Third Parties acting on its or its Affiliates’ behalf while conducting activities in connection with the Development, Manufacture and Commercialization of the Licensed Product (such Invention and intellectual property rights, “Nippon Kayaku Know-How”, and any Patents that claim such Nippon Kayaku Know-How, “Nippon Kayaku Patents” and, together with the Nippon Kayaku Know-How, the “Nippon Kayaku Technology”).

5.2           Joint Invention. Each Party shall promptly notify the other Party in writing if that Party has conceived, developed, discovered or otherwise obtained any Invention in the course of any collaborative activities by the Parties under this License Agreement (including, but not limited to, mutual discussions held between the Parties in accordance with Clause 3.3). If the Invention has been made solely by either Party, such Invention shall be owned solely by the Party who has made such Invention. If the Parties have jointly made the Invention, unless otherwise agreed by the Parties, such Invention shall be jointly owned by the Parties (the “Joint Inventions”; and any and all Intellectual Property Rights in and to such Joint Inventions, the “Joint IP”), and the ownership ratio of such Joint Inventions shall be determined by the Parties through their good faith discussions.

5.3           Trademarks.

(a)           Nippon Kayaku may, in its sole discretion, select the trademarks to be used in connection with the Licensed Products in the Territory (the “Product Trademarks”). Nippon Kayaku shall own all right, title, and interest in and to the Product Trademarks other than the Licensed Trademarks, and shall be responsible for the registration, prosecution, maintenance and enforcement thereof. For clarity, Nippon Kayaku may use the same trademarks on the Licensed Products in the Territory as Adlai Nortye uses on the Licensed Products outside of the Territory, and, to the extent such trademarks are not the Licensed Trademarks, Nippon Kayaku shall own such Product Trademarks in the Territory. Adlai Nortye shall not directly or indirectly attack, challenge, dispute, or contest the validity of or ownership of any Product Trademarks in the Territory or any registrations issued with respect thereto.

(b)           Adlai Nortye shall own all right, title, and interest in and to the Licensed Trademarks and shall be responsible for the registration, prosecution, maintenance and enforcement thereof. If Adlai Nortye desires not to maintain or enforce any such Licensed Trademarks, Adlai Nortye shall notify Nippon Kayaku in writing, in which case Nippon Kayaku shall have the right and option (but not the obligation) to acquire such Licensed Trademarks from Adlai Nortye. Upon exercise of such rights by Nippon Kayaku, Adlai Nortye shall transfer and assign to Nippon Kayaku, without compensation and free of charge, all right, title, and interest in and to such Licensed Trademarks and shall take all measures necessary or reasonably desirable to enable Nippon Kayaku to register, prosecute, maintain and enforce such Licensed Trademarks in the Territory, including executing a form of assignment of such Licensed Trademarks.

6.            FINANCIAL PROVISIONS

6.1           Milestone Payments. In consideration for the licenses and rights granted to Nippon Kayaku hereunder, Nippon Kayaku shall pay to Adlai Nortye, upon achievement of the respective milestone events (“Milestone Events”) set forth below, whether achieved by Nippon Kayaku or on behalf of Nippon Kayaku, itself or through any of its Affiliates or sublicensees, the corresponding one-time, non-refundable, non-creditable payments (“Milestone Payments”):

Milestone Event	Milestone Payment (USD)
Regulatory Milestones:
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Sales-Based Milestones:
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

6.2           Payment of Milestones. Each Milestone Payment shall be deemed earned as of the first achievement of the respective Milestone Event, and is payable one time only regardless of the number of Licensed Products. For clarity, more than one (1) Sales-Based Milestone Payments may be earned in a Fiscal Year based on the same Annual NHI List Price Sales of the Licensed Products. By way of example, if in the first Fiscal Year following the First Commercial Sale of a Licensed Product, the Annual NHI List Price Sales for such Licensed Product is equal to [***] JPY, then Nippon Kayaku shall pay Adlai Nortye the Milestone Payments applicable for Milestone Events occurring as a result of Annual NHI List Price Sales reaching both [***] JPY and [***] JPY, for a total Milestone Payment of [***] USD.

6.3           Royalties.

(a)           Royalty Payments. In further consideration of the license and rights granted to Nippon Kayaku hereunder, during the Royalty Payment Period (as defined below), Nippon Kayaku will make annual royalty payments to Adlai Nortye determined by the Net Sales of Licensed Product(s) in the Field in the Territory by Nippon Kayaku and its Affiliates and sublicensees, for the Fiscal Year multiplied by the applicable royalty rate for such portion of Net Sales (“Royalty Payment”):

Net Sales of a Licensed Product in the Territory in a Fiscal Year during the Royalty Payment Period (JPY)	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]

By way of example, if the Net Sales of a Licensed Product in a Fiscal Year are [***] JPY, the Royalty Payment amount Nippon Kayaku will pay Adlai Nortye will be [***] JPY and calculated as follows: [***]

(b)            Royalty Payment Period. The Royalty Payments set forth in Clause 6.3(a) will be payable on a Licensed Product-by-Licensed Product basis from date of the First Commercial Sale of such Licensed Product in the Territory and shall continue to be paid in accordance with the terms of this License Agreement until the latest of: (a) the expiration of the last to expire Valid Claim of any Licensed Patent Covering such Licensed Product in the Territory; (b) the expiration of Regulatory-Based Exclusivity for such Licensed Product in the Territory; and (c) the [***] year anniversary of the date of First Commercial Sale of such Licensed Product in the Territory (the “Royalty Payment Period”).

(c)            Valid Claim Expiry. On a Licensed Product-by-Licensed Product basis, if the last Valid Claim of any Licensed Patent Covering such Licensed Product in the Territory expires before the end of the Royalty Payment Period for such Licensed Product, then the Royalty Payment rate shall be reduced to [***] of the rate otherwise payable by Nippon Kayaku to Adlai Nortye pursuant to Clause 6.3(a) until the end of the Royalty Payment Period.

(d)            Royalty Rate Reduction. On a Licensed Product-by-Licensed Product basis, if Adlai Nortye’s royalty payment obligations under the Novartis Agreement for such Licensed Product are terminated prior to the end of the Royalty Payment Period of this License Agreement, then the Royalty Payment rate payable by Nippon Kayaku to Adlai Nortye pursuant to Clause 6.3(a) for such Licensed Product shall automatically be reduced and converted to a flat rate of [***] from the effective date of such termination of Adlai Nortye’s royalty payment obligations under the Novartis Agreement until the end of the Royalty Payment Period.

(e)            Third Party Payments. On a Licensed Product-by-Licensed Product basis, if, during the Royalty Payment Period, it is reasonably necessary for Nippon Kayaku to obtain a license or other rights under any Intellectual Property Rights controlled by a Third Party in any jurisdiction for the Development, Manufacture and Commercialization of a Licensed Product in the Territory, in the Field (“Third Party Intellectual Property Rights”), then prior to Nippon Kayaku obtaining such Third Party Intellectual Property Rights, Nippon Kayaku shall notify Adlai Nortye in writing of Nippon Kayaku’s intent to obtain Third Party Intellectual Property Rights, and Adlai Nortye shall have [***] days to acquire the necessary Third Party Intellectual Property Rights (through a license or otherwise, including pursuant to any settlement agreement), which upon acquisition of such rights by Adlai Nortye shall be deemed “Licensed IP”. If Adlai Nortye does not so acquire the necessary Third Party Intellectual Property Rights, then Nippon Kayaku shall have the option to obtain such Third Party Intellectual Property Rights and deduct the amount paid by Nippon Kayaku to such Third Party in consideration for such Third Party Intellectual Property Rights in the applicable Fiscal Year from the Royalty Payment that would otherwise have been due with respect to the Net Sales of such Licensed Product for such Fiscal Year pursuant to Clause 6.3(a), subject to the remainder of this Clause 6.3(e). In no event shall Nippon Kayaku, as a result of the reduction set forth in this Clause 6.3(e) (and before applying the reduction set forth in Clause 6.3(c)), have the right to reduce the total royalty rate applied to the Net Sales: (i) below [***] for any amount that would otherwise be payable under Clause 6.3(a) for any Licensed Product for which a royalty payment obligations exists under the Novartis Agreement; or (ii) below [***] for any amount that would otherwise be payable under Clause 6.3(d) for any Licensed Product for which Adlai Nortye’s royalty payment obligations under the Novartis Agreement have terminated. No reduction authorized under this Clause 6.3(e) and not fully taken in the applicable Fiscal Year as a result of the application of the limitations hereunder may be carried forward to the following Fiscal Year and applied against future royalties otherwise payable by Nippon Kayaku. If, as a result of any reduction set forth under this Clause 6.3(e), the Royalty Payment payable to Adlai Nortye becomes less than the amount of royalties payable by Adlai Nortye to Novartis for the Territory under the Novartis Agreement, the Parties shall discuss in good faith to determine their respective responsibilities for the portion of the royalty amount that is insufficient to cover the royalty payable by Adlai Nortye to Novartis.

(f)            Fully Paid-Up, Royalty Free License. Following expiration of the Royalty Payment Period for a Licensed Product in the Territory, no further royalties will be payable in respect of the Development, Manufacture and Commercialization of the Licensed Product in the Territory, and, thereafter, the license granted to Nippon Kayaku under Clause 2 with respect to the Licensed Product in the Territory will automatically become fully paid-up, perpetual, irrevocable and royalty-free.

(g)            Licensed IP Challenge. In the event that Nippon Kayaku, or any sublicensee, Affiliate, or other Person acting on Nippon Kayaku’s behalf, initiates or supports any proceeding or otherwise asserts any claim challenging the validity or enforceability of any of the Licensed IP or Adlai Nortye’s right under the Novartis Agreement before any court, tribunal, or Governmental Entity, then the Royalty Payment rates as set forth in Clause 6.3 will increase by [***]; provided, however, that the foregoing shall not apply where such proceeding or claim is brought as a counter measure or counter argument against any proceeding or claim initiated by Adlai Nortye, Novartis, their respective Affiliates or any Third Party acting on their behalf.

6.4            Royalties on Combination Products. If the Licensed Product is sold or provided as part of a system, package, or combination product or service that involve one or more products or services not Covered by the Licensed Patents (each, a “Combination Product”), [***]

6.5            Sublicensing Fees. In addition to the other payment obligations of Nippon Kayaku hereunder, and in further consideration for the sublicensing rights granted to Nippon Kayaku pursuant to Clause 2.3, Nippon Kayaku shall pay Adlai Nortye a portion of net profit from any payments or other consideration received by Nippon Kayaku or its Affiliates in connection with the grant of sublicense for Licensed IP hereunder, as follows (the “Sublicensing Fees”) (for the avoidance of doubt, any manufacturing subcontracting by Nippon Kayaku shall not be deemed as a sublicense and shall not be subject to this Clause 6.5.):

(a)            In the event of a sublicense entered into prior to[***], an amount equal to [***] of all net profits from any payments or other consideration attributable to such sublicense; and

(b)            In the event of a sublicense entered into [***], an amount equal to [***] of all net profits from any payments or other consideration attributable to such sublicense.

(c)            The applicable Sublicensing Fees shall become due and payable within [***] days after any payment of consideration under any such sublicense by the sublicensee.

The foregoing provisions of this Clause 6.5 shall not be applied to any sublicense that Nippon Kayaku grants to any Third Party that is a contract manufacturer of the Bulk Products manufactured under Clause 8.2 when the Bulk Products are manufactured solely for sale back to Nippon Kayaku.

6.6            Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this License Agreement shall bear interest at a rate equal to the lesser of: (a) [***] percentage points above the prime rate as published by The Wall Street Journal or any successor thereto on the first day of each Calendar Quarter in which such payments are overdue; or (b) the maximum rate permitted by applicable Laws; in each case calculated on the number of days such payment is delinquent.

7.            REPORTS AND PAYMENT TERMS

7.1            Payment Terms.

(a)            Nippon Kayaku shall notify Adlai Nortye in writing within [***] days after achievement of the applicable Milestone Event, and Adlai Nortye shall thereafter issue to Nippon Kayaku an invoice in respect of the applicable Milestone Payment. Nippon Kayaku will pay such invoice to Adlai Nortye within [***] days from the date of receipt of the invoice.

(b)            Within [***] days after each Calendar Quarter during the term of this License Agreement following the First Commercial Sale of a Licensed Product (on a Licensed Product-by-Licensed Product basis), Nippon Kayaku will provide to Adlai Nortye a Sales & Royalty Report. Adlai Nortye shall submit an invoice to Nippon Kayaku with respect to the royalty amount shown therein. Nippon Kayaku shall pay such royalty amount within [***] days after the date of its receipt of the invoice.

(c)            All payments from Nippon Kayaku to Adlai Nortye shall be made by wire transfer of immediately available funds in US Dollars to the credit of such bank account or accounts as may be designated by Adlai Nortye in writing to Nippon Kayaku from time to time. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

(d)            All invoices issued by Adlai Nortye to Nippon Kayaku pursuant to this License Agreement shall be issued and delivered electronically to the email address set forth in Clause 16.6 unless otherwise agreed to by the Parties.

7.2            Currency Exchange Rate. All payments under this License Agreement shall be payable in US Dollars. Any amounts required to be converted to US Dollars, including any Sublicensing Fees, Milestone Payment, and Royalty Payment in respect of the Net Sales of the Licensed Product in the Field in the Territory sold in a currency other than US Dollars, shall be converted to the US Dollar equivalent using the buying rate for the applicable currency of the country from which the royalties are payable, certified by the United States Federal Reserve Bank of New York, as published from time to time by the United States Federal Reserve Board, on the Internet at http://www.federalreserve.gov/releases/h10/, or elsewhere, in respect of the last Business Day of the Calendar Quarter ending immediately prior to the date on which the applicable royalty payment, Milestone Payment, Sublicensing Fees, or other payment is due or the last date prior to such last Business Day for which such certified buying rate has been published by the United States Federal Reserve Board.

7.3            Taxes. If Nippon Kayaku is required to withhold from payments made to Adlai Nortye under this License Agreement any tax deduction, tax withholding or similar payment under the Laws of the country or jurisdiction where Nippon Kayaku is incorporated or operating (other than value-added tax, any goods and services tax, harmonized sales tax and any similar provincial sales tax), Nippon Kayaku shall be entitled to deduct the same from such payments (subject to the gross-up set forth in the next sentence). If any tax is withheld by Nippon Kayaku, Nippon Kayaku shall provide Adlai Nortye with receipts or other evidence of such withholding and payment to the appropriate tax authorities on a timely basis following that tax payment and (i) pay Adlai Nortye the actual stated amount set forth under this License Agreement in full; and (ii) pay any such tax withholding directly to the proper Governmental Entity. For clarity, Adlai Nortye shall receive, without any deduction or offset with respect to taxes and free of any tax withholding, a net amount equal to, after payment of any tax withholding, the amount to which Adlai Nortye was otherwise entitled under this License Agreement and would have received had no such tax withholding been required by Laws to be made. In the event that: (x) a tax withholding is required, but some or all of the tax required to be withheld and remitted by Nippon Kayaku is not withheld and/or is not remitted by Nippon Kayaku; and (y) instead Adlai Nortye pays the relevant amount of any required tax withholding to the appropriate Governmental Entity, Nippon Kayaku shall reimburse Adlai Nortye for the amount of such tax withholding paid by Adlai Nortye, including penalties and reasonable expenses arising therefrom or with respect thereto, and for any additional withholding taxes arising from the reimbursement of such amount.

In addition, the Parties shall cooperate in accordance with applicable Law to obtain relief or reduction of taxes (including withholding tax, value added tax, sales tax, consumption tax and other similar taxes) under the applicable tax treaties, including the submission or issuance of requisite forms and information in connection with this License Agreement.

7.4            Records and Audit Rights. Nippon Kayaku will prepare and provide to Adlai Nortye in accordance with Clause 7.1(b) a written report or reports showing each of [***]. For the avoidance of doubt, such written report shall also show details on the aforementioned (a) to (c) items for: (i) Nippon Kayaku, its Affiliates and authorized sublicensees; (ii) last Calendar Quarter and year to date data, for example, up to the last month of the last Calendar Quarter; and (iii) for each Licensed Product (“Sales & Royalty Report”).

(a)            Nippon Kayaku shall keep complete, true and accurate books and records in accordance with its Accounting Standards in relation to this License Agreement, including in relation to Net Sales and the Sales & Royalties Report. Nippon Kayaku will keep such books and records for at least [***] years following the Calendar Quarter to which they pertain.

(b)            Subject to the confidentiality obligations under Clause 7.4(c), Adlai Nortye shall have the right for a period of [***] years after receiving each Sales & Royalty Report to audit, on the date mutually agreed between the Parties through discussion, by appointing an internationally-recognized independent accounting firm (hereinafter referred to as the “Auditor”) to inspect the relevant records of Nippon Kayaku and its Affiliates or its sublicensees to verify such reports, statements, records or books of accounts, as applicable. The Auditor shall have the right to disclose to Adlai Nortye and other Affiliates of Adlai Nortye only its conclusions regarding any payments owed under this License Agreement.

(c)            Nippon Kayaku and its Affiliates and sublicensees shall make their records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from Adlai Nortye or the Auditor, as applicable, to verify the accuracy of the Sales & Royalty Reports and compliance with this License Agreement. All information received and all information learned in the course of any audit or inspection pursuant to this Clause 7 shall be deemed to be confidential Information for purposes of this License Agreement.

(d)            Adlai Nortye shall pay for such audits, as well as its own expenses associated with enforcing its rights with respect to any payments hereunder, except that, if an underpayment of more than [***] of the total payments due hereunder for the applicable Fiscal Year is discovered, the reasonable fees and expenses charged by or incurred by the Auditor shall be paid by Nippon Kayaku.

(e)            In the event that the final result of the inspection reveals an underpayment by Nippon Kayaku, the underpaid amount shall be settled promptly to Adlai Nortye with interest thereon at the LIBOR rate plus [***] or the highest rate permitted by Law (whichever is lower), computed from the date such underpayment was due until the date that Nippon Kayaku makes the underpayment.

7.5            Reports. Following the first approval of an NDA for a Licensed Product in the Territory, Nippon Kayaku will provide Adlai Nortye with the following: (a) estimated quarterly Net Sales information within [***] Business Days prior to the end of each Calendar Quarter; and (b) the Net Sales budget for current and following Fiscal Year as soon as reasonably available. For the avoidance of doubt, the information provided by Nippon Kayaku pursuant to this Clause 7.5 shall be deemed to be confidential Information for purposes of this License Agreement.

8.            PURCHASE OF BULK TABLETS.

8.1            Purchase of Bulk Tablets.

(a)            Responsibilities of Adlai Nortye. Adlai Nortye shall be responsible for manufacturing and supplying all of Nippon Kayaku’s requirements of the Licensed Product in [***] bulk tablet form and such other dosage forms as may be specified from time to time by mutual agreement of the Parties (the “Bulk Products”), to Nippon Kayaku for use in the Licensed Product Activities. Adlai Nortye shall manufacture and stably supply such Bulk Products in accordance with cGMP and other applicable Laws and specifications in the Territory.

(b)            Purchase Requirements. Subject to Clause 8.2, Nippon Kayaku shall order and purchase from Adlai Nortye the Bulk Products to conduct the Licensed Product Activities in the Field in the Territory. To support such supply, the Parties shall meet within a reasonable time after the Effective Date and negotiate in good faith a supply agreement (the “Supply Agreement”) that contains commercially reasonable terms that are consistent with this License Agreement, including Nippon Kayaku’s provision of binding forecast reporting and the supply of the Bulk Products to Nippon Kayaku on a Carriage and Insurance Paid basis to Narita Airport (INCOTERMS 2020) with Nippon Kayaku responsible for all insurance and any additional carriage fees.

(c)            Payment; Invoices. Adlai Nortye will invoice Nippon Kayaku for the direct costs incurred by Adlai Nortye for the manufacturing of the Bulk Products and associated transfer fees on a monthly basis, and all such fees shall become due and payable within [***] days of receipt of such invoice. The current estimated transfer price is approximately [***] bulk tablet. For the avoidance of doubt, Adlai Nortye shall not charge Nippon Kayaku any mark-up for the manufacture and supply of the Bulk Products and shall manufacture and supply such Bulk Products to Nippon Kayaku at cost only.

(d)            Quality Agreement. The Parties shall meet within a reasonable time after the Effective Date and negotiate in good faith a separate agreement concerning the quality of the Compound and the Bulk Products supplied to Nippon Kayaku (the “Quality Agreement”). The Quality Agreement shall set forth reasonable and customary terms and conditions regarding: (i) quality assurance and quality control; (ii) compliance with cGMP; and (iii) reporting and management of quality defects and quality complaints.

8.2            Nippon Kayaku’s Right to Manufacture Bulk Tablet.

(a)            The Parties may, from time to time, discuss a potential arrangement for the Commercialization of the Licensed Product where Nippon Kayaku will undertake all or part of the manufacturing of the Bulk Products, instead of Adlai Nortye manufacturing and supplying the same pursuant to Clause 8.1. If the Parties reach an agreement on such arrangement and the terms thereof, Nippon Kayaku shall have the right to manufacture and supply or have manufactured and supplied the Bulk Products in the Territory, and the Parties shall be released from their obligations set forth in Clause 8.1. To support such manufacturing and supplying, the Parties shall negotiate in good faith a Bulk Product manufacturing agreement with commercially reasonable and mutually agreed terms (“NK Supply Agreement”).

(b)            Nippon Kayaku shall have a limited, non-exclusive right, but not the obligation, to elect to manufacture and supply or have manufactured and supplied the Bulk Products in the Territory to conduct the Licensed Product Activities in the Field in the Territory, by itself or any third party appointed by it by providing written notice to Adlai Nortye of such election, and solely if

[***]

Nippon Kayaku’s exercise of such rights shall not relieve either Party of any obligation or liability that it may have under the Supply Agreement and/or relevant purchase order.

8.3            Know-How Transfer; Assistance. In the event that the Parties reach an agreement pursuant to Clause 8.2(a) or Nippon Kayaku exercises its rights under Clause 8.2(b),

(a)            Adlai Nortye shall transfer and make available all information and Know-How concerning the Bulk Tablet Manufacturing IP in the same manner as provided in Clause 3.1.

(b)            Nippon Kayaku may request reasonable assistance from Adlai Nortye and/or its Affiliates to procure the active pharmaceutical ingredients, intermediates and any other ingredients of the Compound and/or the Bulk Products from contract manufacturing organizations with whom Adlai Nortye has or had contracted.

(c)            Adlai Nortye shall, upon reasonable request by Nippon Kayaku, provide reasonable assistance to facilitate the transfer of all relevant information and Know-How concerning the Bulk Tablet Manufacturing IP, including by providing Nippon Kayaku with reasonable access by telephone/video conference to Adlai Nortye personnel involved in the development and manufacture of the Compound and/or the Bulk Product with the cost and expense allocation as set forth in the NK Supply Agreement (in the case of Clause 8.2(a)) or in the Supply Agreement (in the case of Clause 8.2(b)).

9.            FURTHER OBLIGATIONS

9.1            Actions. Each Party shall not do or fail to do anything that would substantially diminish or impair the rights of Novartis or the other Party in the Licensed IP. If either Party becomes aware of any claim or challenge to the validity of the Licensed IP, it shall promptly notify the other Party in the manner set forth in Clause 16.6.

9.2            Competition Laws; Further Assurances. Within [***] days following the Effective Date (which period may be extended by the mutual written agreement of the Parties), Nippon Kayaku shall provide Adlai Nortye with written notice (the “Competition Law Notice”) identifying any filings, submissions, approvals or consents that are required under applicable Competition Laws, if any, in connection with the execution, delivery and performance of this License Agreement (“Required Antitrust Approvals”). The Parties agree to prepare and make appropriate filings and seek any Required Antitrust Approvals as soon as reasonably practicable following delivery of such written notice by Nippon Kayaku to Adlai Nortye. The Parties shall, and shall cause their Affiliates to, promptly cooperate with each other and their Affiliates and provide such information and assistance as may be reasonably requested by the other in connection with any such filings or other actions contemplated by any Competition Law, and to use Commercially Reasonable Efforts to obtain applicable approvals or the termination or expiration of any applicable waiting period under such Competition Laws. In connection with and without limiting the foregoing, the Parties shall and shall cause their respective Affiliates to, subject to applicable Law and except as prohibited by any applicable Governmental Entity:

(a)            promptly notify the other Party of any written communication to that Party or its Affiliates from any Governmental Entity concerning this License Agreement or the transactions contemplated hereby, and permit the other Party to review in advance (and to consider any comments made by the other Party in relation to) any proposed written communication to any of the foregoing; and

(b)            not agree to participate or participate in any substantive meeting with any Governmental Entity in respect of any filings, investigation or inquiry concerning this License Agreement or the transactions contemplated hereby unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate; and furnish the other Party (through outside counsel) with copies of all correspondence, filings and written communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives on the one hand, and any Governmental Entity, or members of their respective staffs on the other hand, with respect to this License Agreement and the transactions contemplated hereby.

In the event that a provision of this License Agreement needs to be deleted or substantially revised in order to obtain clearance under applicable Competition Laws for the transactions contemplated hereby, the Parties will negotiate in good faith to reach agreement on the language contained in the particular provision in question; provided, that neither Party shall be obligated to agree to modify or amend this License Agreement to the extent that this would materially alter the Parties’ rights and obligations hereunder or thereunder.

10.            REPRESENTATIONS AND WARRANTIES

10.1            Representations and Warranties by Each Party. Each Party represents and warrants to the other, as of the Effective Date, that:

(a)            it is a company duly organized, validly existing, and in good standing under the Laws of its jurisdiction of formation;

(b)            it has full corporate power and authority to execute, deliver, and perform this License Agreement and has taken all corporate action required by Law and its organizational documents to authorize the execution and delivery of this License Agreement and the consummation of the transactions contemplated by this License Agreement;

(c)            this License Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms; and

(d)            the execution, delivery and performance by of this License Agreement, and consumption by it of the transactions contemplated hereby, do not and will not violate, conflict with, result in a breach or termination of, or constitute a default under (or event which, with notice, lapse of time or both, would constitute a default under), any permit, contract, or arrangement to which it or any of its Affiliates is a party or by which any of its properties or business are bound.

10.2            Adlai Nortye Representations and Warranties. Adlai Nortye hereby represents and warrants to Nippon Kayaku, that as of the Effective Date:

(a)            all agreements to which Adlai Nortye is a party under which Adlai Nortye received a license (or sublicense) of rights to the Licensed Patents that Cover the Licensed Product including the Novartis Agreement (“Existing Agreements”) are in full force and effect; no written notice has been delivered to Adlai Nortye of any breach under any such Existing Agreements; no rights granted by Adlai Nortye herein are inconsistent with any Existing Agreement; and Adlai Nortye and its Affiliates are in material compliance with the Existing Agreements.

(b)            IP Claims. Neither Adlai Nortye nor any of its Affiliates have, subsequent to [***], received any written claim of ownership, inventorship or Patent infringement, or any other written claim of intellectual property misappropriation or violation, nor has any such written claim been threatened, from any Third Party with respect to the Licensed IP or Licensed Trademarks, nor has a Third Party initiated or threatened to initiate a lawsuit against Adlai Nortye or any of its Affiliates, in any case (i) challenging the ownership, validity or enforceability of any of the Licensed IP or Licensed Trademarks in the Field in the Territory, (ii) alleging that the license, use or practice of such Licensed IP or Licensed Trademark infringes, violates or misappropriates: (A) the intellectual property rights of any Person; or (B) the rights of any Third Party, or (iii) seeking to enjoin or restrain such license, use or practice.

(c)            No Additional IP. To Adlai Nortye’s best knowledge, there is no intellectual property right, in particular no Patents, owned by or licensed to Adlai Nortye or its Affiliates other than the Licensed IP that is necessary or reasonably useful to Develop, Manufacture and Commercialize the Licensed Product in the Territory.

(d)            Legal Proceedings. There are no legal Proceedings pending or threatened in writing against Adlai Nortye or any of its Affiliates, nor is Adlai Nortye or any of its Affiliates a party to any judgment or settlement, which would be reasonably expected to adversely affect or restrict the ability of Adlai Nortye to consummate the transactions contemplated under this License Agreement and to perform its obligations under this License Agreement.

10.3            Adlai Nortye Covenants.

(a)            Adlai Nortye will not, and will cause its Affiliates not to (i) license, sell, assign or otherwise transfer to any Person any Licensed IP or Licensed Trademarks or (ii) incur or permit to exist, with respect to any Licensed IP or Licensed Trademarks, any lien, claim or encumbrance (including any breach of the Novartis Agreement), in each case in a manner that restricts, limits, revokes, invalidates or encumbers the exclusive rights granted to Nippon Kayaku under this License Agreement.

(b)            If, during the Term, Adlai Nortye and/or its Affiliates create, generate or obtain any Patent owned or Controlled by Adlai Nortye and/or its Affiliates that is necessary or reasonably useful to Develop, Manufacture or Commercialize the Licensed Product in the Field in the Territory, Adlai Nortye shall promptly notify Nippon Kayaku in writing and discuss in good faith to include such Patent in the list on Schedule A attached hereto upon request of Nippon Kayaku.

(c)            Adlai Nortye will not, and will cause its Affiliates not to, exercise its unilateral right to terminate the Novartis Agreement in accordance with Clause 13.4(b) of the Novartis Agreement without the prior written consent of Nippon Kayaku, such consent not to be unreasonably withheld, delayed or conditioned. In the event that Adlai Nortye terminates the Novartis Agreement with the prior written consent of Nippon Kayaku, this License Agreement will be assigned to Novartis, or Novartis would enter into a direct license agreement with Nippon Kayaku, in each case pursuant to Clause 13.6(b)(v) of the Novartis Agreement.

10.4            Adlai Nortye Disclaimer. Except as set forth above in Clause 10.2, ADLAI NORTYE MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED AND ASSUMES NO RESPONSIBILITY OR LIABILITY IN RESPECT OF THE LICENSED PRODUCT, BULK PRODUCT, LICENSED IP AND/OR ANY OTHER INTELLECTUAL PROPERTY RIGHTS OR THE APPLICATION, OPERATION, OWNERSHIP, NON-INFRINGEMENT OR USE THEREOF. IN NO EVENT SHALL ADLAI NORTYE’S TOTAL LIABILITY TO NIPPON KAYAKU FOR CLAIMS ARISING FROM OR RELATING TO THE BULK PRODUCTS EXCEED THE TOTAL AMOUNT PAID BY NIPPON KAYAKU TO ADLAI NORTYE UNDER THIS LICENSE AGREEMENT AND THE SUPPLY AGREEMENT, INCLUDING MILESTONE PAYMENTS AND ROYALTY PAYMENTS.

10.5            Nippon Kayaku Representations and Warranties. Nippon Kayaku represents and warrants to Adlai Nortye, as of the Effective Date, that:

(a)            Neither Nippon Kayaku, nor, to the actual knowledge of Nippon Kayaku, following reasonable investigation, (i) any employee, agent or subcontractor of Nippon Kayaku or its Affiliates, to be involved in the Development, Manufacture and/or Commercialization of the Compound or the Licensed Product as part of the global clinical trials of the Compound or the Licensed Product (which shall include those in the United States) has been debarred under Subsection (a) or (b) of Section 306 of the Federal Food, Drug and Cosmetic Act (21 U.S.C. 335a); (ii) no Person who is known by Nippon Kayaku to have been debarred under Subsection (a) or (b) of Section 306 of said Act will be employed by Nippon Kayaku in the performance of any activities hereunder to be conducted as part of the global clinical trials of the Compound or the Licensed Product (which shall include those in the United States); and (iii) to the actual knowledge of Nippon Kayaku, following reasonable investigation, no Person on any of the FDA clinical investigator enforcement lists (including, but not limited to, the (1) Disqualified/Totally Restricted List, (2) Restricted List and (3) Adequate Assurances List will participate in the performance of any activities under this License Agreement to be conducted as part of the global clinical trials of the Compound or the Licensed Product (which shall include those in the United States).

(b)            Permits. Nippon Kayaku is a licensed pharmaceutical company which, together with its Affiliates and distributors, has the necessary resources, qualifications, permits and expertise to carry out its obligations under this License Agreement.

(c)            Regulatory Proceedings. Nippon Kayaku is not and has not been (and has no Affiliates that are or have been) subject to any claims, litigation or proceedings by or with any Third Party (including investors, founders, employees, consultants and inventors) or investigation by local and/or Regulatory Authorities which would negatively impact Nippon Kayaku’s ability to perform its obligations under this License Agreement.

(d)            Legal Proceedings. There is no Legal Proceeding pending or threatened against Nippon Kayaku that challenges or seeks to prevent or enjoin the transactions contemplated by this License Agreement, nor is Nippon Kayaku a party to any judgment or settlement which would be reasonably expected to adversely affect or restrict the ability of Nippon Kayaku to perform its obligations under this License Agreement.

(e)            Financial Status. Nippon Kayaku will have cash on hand to make the payments required under this License Agreement as and when they become due.

(f)            Competition Law Filings. No filings, submissions, approvals or consents under applicable Competition Laws are required in connection with the execution, delivery and performance of this License Agreement except those that are identified by Nippon Kayaku pursuant to Clause 9.

10.6            Mutual Disclaimer. Except as otherwise expressly set forth in this License Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. Without limiting the generality of the foregoing, each Party disclaims any warranties with regards to: (a) the success of any Development activities related to the Licensed Products; (b) the safety or usefulness for any purpose of the technology or materials, including the Compound or Licensed Product, it provides or discovers under this License Agreement; or (c) the validity, enforceability, or non-infringement of any intellectual property rights or technology it provides or licenses to the other Party under this License Agreement.

10.7            Special, Indirect and Other Losses. Except for claims arising out of a Party’s intentional breach or gross negligence, or a Party’s breach of Clause 14 or to the extent a Party seeking indemnification is actually liable to a Third Party for the following types of Losses, TO THE MAXIMUM EXTENT PERMITTED BY LAW NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR ANY ECONOMIC LOSS, DIMINUTION IN VALUE OR FOR ANY CONSEQUENTIAL OR INDIRECT LOSS WHATSOEVER, INCLUDING LOSS OF PRODUCTION, LOSS OF USE, LOSS OF CONTRACTS AND LOSS OF PROFITS SUFFERED BY ANY OTHER PARTY.

Nothing in this Clause 10.7 (or the fact that certain payments are described as non-refundable, non-creditable) is intended to affect the Milestone Payments or Royalty Payments due and payable by Nippon Kayaku to Adlai Nortye pursuant to Clause 6, including Adlai Nortye’s right to bring a claim to recover the Milestone Payments or Royalty Payments in the event that they are not paid in accordance with the terms of this License Agreement. No Party excludes any liability for death or personal injury caused by its negligence or that of its employees, agents or subcontractors.

10.8            Survival. The representations and warranties made by the Parties and contained in this License Agreement shall survive the Effective Date for, and all Claims for indemnification in connection therewith shall be asserted not later than, [***] following the Effective Date. Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a Claim for indemnity hereunder and such Claim shall not have been finally resolved or disposed of at such date, such Claim shall continue to survive and shall remain a basis for indemnity hereunder until such Claim is finally resolved or disposed of in accordance with the terms hereof.

11.            INDEMNIFICATION.

11.1            Indemnification Obligations of Adlai Nortye. Adlai Nortye shall indemnify and hold Nippon Kayaku, its Affiliates and its respective officers, directors, agents and employees (“Nippon Kayaku Indemnitees”) harmless from and against any and all Losses arising out of or resulting from any claim, demand, action, suit or proceeding (“Claim”) against or incurred by any Nippon Kayaku Indemnitee to the extent arising or resulting from:

(a)            any material breach of any representation or warranty of Adlai Nortye set forth in this License Agreement;

(b)            any breach of any covenant, agreement or undertaking made by Adlai Nortye in this License Agreement;

(c)            the manufacturing or supply of the Bulk Products for Nippon Kayaku in the Territory by Adlai Nortye or its Affiliates, sublicensees or Third Party contractors;

(d)            the Development, Manufacturing, or Commercialization of the Compound and/or Licensed Product in the Field in the Territory prior to the Effective Date by Adlai Nortye, its Affiliates, sublicensees or Third Party contractors; or

(e)            any act or omission of Adlai Nortye or its Affiliates or any of their respective officers, directors, agents or employees constituting gross negligence or willful misconduct and relating to the activities in connection with this License Agreement;

provided, however, that such indemnity shall not apply to the extent Nippon Kayaku has an indemnification obligation pursuant to Clause 11.2 for such damages or claims.

11.2            Indemnification Obligations of Nippon Kayaku. Nippon Kayaku shall indemnify and hold Adlai Nortye, its Affiliates and their respective officers, directors, agents and employees (“Adlai Nortye Indemnitees”) harmless from and against any and all Losses arising out of or resulting from any Claim against or incurred by any Adlai Nortye Indemnitee to the extent arising or resulting from:

(a)            any material breach of any representation or warranty of Nippon Kayaku set forth in this License Agreement;

(b)            any breach of any covenant, agreement or undertaking made by Nippon Kayaku, its Affiliates or sublicensee in this License Agreement;

(c)            the Development, Manufacturing, or Commercialization of the Licensed Product in the Field in the Territory or the manufacturing (under Clause 8.2) of the Bulk Product in the Field in the Territory after the Effective Date by Nippon Kayaku, its Affiliates, sublicensees or Third Party contractors; or

(d)            any act or omission of Nippon Kayaku or its Affiliates or any of their respective officers, directors, agents or employees or sublicensees constituting gross negligence or willful misconduct and relating to the activities in connection with this License Agreement;

provided, however, that such indemnity shall not apply to the extent Adlai Nortye has an indemnification obligation pursuant to Clause 11.1 for such damages or claims.

11.3            Insurance. As of the Effective Date, each Party shall maintain insurance with creditworthy insurance companies, in accordance with applicable Laws, against such risks and in such amounts as are usually maintained or insured against by such Party.

11.4            Indemnification Procedure.

(a)            For the avoidance of doubt, all Claims in respect of an Adlai Nortye Indemnitee or Nippon Kayaku Indemnitee shall be made solely by Adlai Nortye or Nippon Kayaku, respectively.

(b)            A Party seeking indemnification hereunder (“Indemnified Party”) shall notify the other Party (“Indemnifying Party”) in writing promptly after the assertion against the Indemnified Party of any Claim or fact in respect of which the Indemnified Party intends to base a claim for indemnification hereunder (“Indemnification Claim Notice”), but the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby. The Indemnification Claim Notice shall contain a description of the Claim and the nature and amount of the Claim (to the extent that the nature and amount of such Claim is known at such time). Upon the request of the Indemnifying Party, the Indemnified Party shall furnish promptly to the Indemnifying Party copies of all correspondence, communications and official documents (including court documents) received or sent in respect of such Claim.

(c)            Subject to the provisions of paragraph (f) below, the Indemnified Party shall not make any admission of liability, conclude any settlement or other agreement in relation to such liability or make any compromise with any Person, body or authority in relation to such liability without the prior written consent of the Indemnifying Party.

(d)            Subject to the provisions of paragraphs (e) and (f) below, the Indemnifying Party shall have the right, upon written notice given to the Indemnified Party within [***] days after receipt of the Indemnification Claim Notice to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense, in which case the provisions of paragraph (e) below shall govern. The assumption of the defense of a Claim by the Indemnifying Party shall not be construed as acknowledgement that the Indemnifying Party is liable to indemnify the Indemnified Party in respect of the Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. In the event that it is ultimately decided that the Indemnifying Party is not obligated to indemnify or hold the Indemnified Party harmless from and against the Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all reasonable and justifiable costs and expenses (including attorneys’ fees and costs of suit) incurred by the Indemnifying Party in its defense of the Claim. If the Indemnifying Party does not give written notice to the Indemnified Party, within [***] days after receipt of the Indemnification Claim Notice, of the Indemnifying Party’s election to assume the defense and handling of such Claim, the provisions of paragraph (f) below shall govern.

(e)            Upon assumption of the defense of a Claim by the Indemnifying Party: (i) the Indemnifying Party shall have the right to and shall assume sole control and responsibility for dealing with the Claim; (ii) the Indemnifying Party may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Claim any law firm or counsel reasonably selected by the Indemnifying Party; (iii) the Indemnifying Party shall keep the Indemnified Party informed of the status of such Claim; and (iv) the Indemnifying Party shall have the right to settle the Claim on any terms the Indemnifying Party chooses; provided, however, that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or which admits any wrongdoing or responsibility for the claim on behalf of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and shall be entitled to participate in, but not control, the defense of such Claim with its own counsel and at its own expense. In particular, the Indemnified Party shall, at the Indemnifying Party’s expense, furnish such records, information and testimony, provide witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making the Indemnified Party and its employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided.

(f)            If the Indemnifying Party does not give written notice to the Indemnified Party as set forth in paragraph (d) or fails to conduct the defense and handling of any Claim in good faith after having assumed such, the Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate. In such event, the Indemnified Party shall keep the Indemnifying Party timely apprised of the status of such Claim and shall not settle such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Claim, the Indemnifying Party shall cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

11.5            Mitigation of Loss. Each Indemnified Party will take and will ensure that its Affiliates take all such reasonable steps and action as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Clause 11. Nothing in this License Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

12.            PROSECUTION, ENFORCEMENT AND DEFENSE OF PATENTS.

12.1            Patent Filings, Prosecution and Maintenance of Licensed IP.

(a)            Cooperation. The Parties agree to cooperate in the Prosecution of all Patents under this Clause 12, including obtaining and executing necessary powers of attorney and assignments by the named inventors, providing relevant technical reports to the filing Party concerning the invention disclosed in such Patents and Patent applications, obtaining execution of such other documents which are needed in the Prosecution of such Patents and Patent applications, and shall cooperate with the other Party so far as reasonably necessary with respect to furnishing all information and data in its possession reasonably necessary to obtain or Prosecute such Patents and Patent applications.

(b)            Licensed Patents. Adlai Nortye shall have the first right and option (but not the obligation) to Prosecute the Licensed Patents, in the Territory at its sole cost and expense (including attorneys’ fees and internal costs incurred in connection therewith), and to control any interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and any other similar proceeding relating thereto and will keep Nippon Kayaku informed of the status of such Licensed Patents. Nippon Kayaku understands that should Adlai Nortye elect not to Prosecute or fails to Prosecute any such Licensed Patent owned or registered to Adlai Nortye, Novartis, and not Nippon Kayaku shall have the first right of refusal with respect to the continued Prosecution of such Patent. If both Adlai Nortye and Novartis elect not to Prosecute or fails to Prosecute any such Licensed Patent owned or registered to Adlai Nortye, then Nippon Kayaku shall have the right and option (but not the obligation) to Prosecute such Licensed Patent in its name, at its sole cost and expense [***]

(c)            Joint IP. Subject to any joint application agreement that may be entered into between the Parties from time to time, Adlai Nortye shall Prosecute the Joint IP in the name of and for the benefit of both Parties in and outside the Territory at its sole cost and expense (including attorneys’ fees and internal costs incurred in connection therewith), and control any interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and any other similar proceeding relating thereto and will keep Nippon Kayaku informed of the status of such Joint IP; provided that (i) Nippon Kayaku shall always be given an opportunity, reasonably in advance, to review any filings, submissions and communications (including the filing of an application, amendment, challenge, opposition, claim or withdrawal) with the relevant patent office or other competent Governmental Entity with respect to such Prosecution and have its opinions reflected onto such filings, submissions and communications, and (ii) the portion of the costs and expenses regarding such patents for the Joint IP reasonably attributable to the rights in the Territory shall be reimbursed to Adlai Nortye by Nippon Kayaku.

12.2            Enforcement of Licensed IP.

(a)            If either Party learns of any infringement, potential infringement, violation or potential violation by a Third Party of any Licensed IP in the Territory, it shall notify the other Party as soon as practicable. Thereafter, Adlai Nortye shall have the sole right (but not the obligation) to take the appropriate steps to enforce or defend all Licensed Patents against Third Parties. Any settlements, damages or other monetary awards relating to such infringement or violation by a Third Party of any Licensed Patents (a “Recovery”) recovered by either Party shall be forwarded to Nippon Kayaku and any such Recovery pursuant to a suit, action or proceeding brought pursuant to this Clause 12.2(a) will be allocated first to reasonable costs and expenses of such Party, and second, all remaining Recoveries (if recovered initially by Adlai Nortye, to the extent forwarded to Nippon Kayaku pursuant to the foregoing) that are allocable to lost sales shall be deemed Net Sales for all purposes hereunder (including Royalties and Sales Milestones), with Adlai Nortye receiving an applicable royalty amount, and any amounts remaining or not allocated to lost sales or profits shall be allocated equally between Adlai Nortye and Nippon Kayaku.

(b)            If Novartis or Adlai Nortye brings any suit, action or proceeding with respect to any infringement, potential infringement, violation or potential violation by a Third Party of any Licensed IP in the Territory, if necessary to prosecute the suit, action or proceeding Nippon Kayaku agrees to be joined as party plaintiff and to give Novartis or Adlai Nortye or reasonable authority to file and prosecute the suit, action or proceeding; provided, however, that Nippon Kayaku will not be required to transfer any right, title or interest in or to any property to Novartis or Adlai Nortye to confer standing hereunder. Nippon Kayaku will provide reasonable assistance to Novartis and Adlai Nortye, as applicable, including by providing access to relevant documents and other evidence and making its employees available, subject to reimbursement of any reasonable out-of-pocket costs incurred in providing such assistance. If Novartis or Adlai Nortye, as applicable elects not to bring any such action, Nippon Kayaku will be promptly notified. Nippon Kayaku shall have no right to enforce the Licensed IP against any Third Party, however, should Nippon Kayaku desire to bring any suit, action or proceeding under this Clause 12.2 it shall request consent from Adlai Nortye to bring suit. Adlai Nortye shall reasonably grant or deny such consent with forty-five (45) days of receiving Nippon Kayaku’s request for consent

12.3            Enforcement of Nippon Kayaku Technology. If either Party learns of any infringement or violation by a Third Party of any Nippon Kayaku Technology in the Territory in the Field, it shall notify the other Party as soon as practicable. Thereafter, Nippon Kayaku shall have the sole right to (a) enforce all Nippon Kayaku Technology against Third Parties in the Territory in the Field and (b) retain any settlements, damages or other monetary awards recovered pursuant to a suit, action or proceeding brought pursuant to this Clause 12.3.

12.4            Defense of Infringement Claims of Licensed IP. If any Third Party asserts a claim, demand, action, suit or proceeding against a Party (or any of its Affiliates), alleging that any Licensed Product or the use or practice of the Licensed Know-How infringes, misappropriates or violates the Intellectual Property Rights of any Person (any such claim, demand, action, suit or proceeding being referred to as an “Infringement Claim”), the Party first having notice of the Infringement Claim shall promptly notify the other Party thereof in writing specifying the facts, to the extent known, in reasonable detail and the following shall apply:

(a)            In the case of any such Infringement Claim against either Party individually or against both Parties, in each case, with respect to the Licensed Product in the Field in the Territory, Adlai Nortye shall assume control of the defense of such Infringement Claim. Nippon Kayaku, upon request of Adlai Nortye and if required by applicable Law, agrees to join in any such litigation at Adlai Nortye’s expense, and in any event to reasonably cooperate with Adlai Nortye at Adlai Nortye’s expense. Nippon Kayaku will have the right to consult with Adlai Nortye concerning such Infringement Claim and to participate in and be represented by independent counsel in any litigation in which Adlai Nortye is a party, at its own expense. Adlai Nortye shall not have the right to settle any Infringement Claim without the written consent of Nippon Kayaku.

(b)            During the period in which such Infringement Claim is pending and following the resolution thereof, Adlai Nortye shall bear reasonable costs incurred in connection therewith (including litigation costs, attorneys fees, costs of settlement) including damage awards, and any other payment resulting therefrom. In the event Nippon Kayaku is required to obtain a license from any unaffiliated third party or parties under any patent or other intellectual property right of such third party or parties, Adlai Nortye shall further be solely responsible for any costs, fees, royalties, damages or other payments associated with such license; provided that, Nippon Kayaku shall reimburse Adlai Nortye within ninety (90) days for all such costs to the extent the Infringement Claim is based solely on Nippon Kayaku’s or its Affiliates’ Manufacturing, Commercialization or Development of the Licensed Product in the Territory or manufacturing (under Clause 8.2) of the Bulk Product in the Territory.

12.5            Enforcement of Joint IP. If either Party learns of any infringement or violation by a Third Party of any Joint IP, it shall notify the other Party as soon as practicable. Thereafter, the Parties shall cooperate to enforce and defend all Joint IP against Third Parties.

13.            EFFECTIVE DATE, TERM AND TERMINATION

13.1            Term. As of the Effective Date, and unless earlier terminated pursuant to this Clause 13, this License Agreement shall remain in full force and effect as follows (the “Term”):

(a)            on a Licensed Product-by-Licensed Product basis, this License Agreement shall expire on the date of the expiration of all applicable Royalty Payment Periods with respect to such Licensed Product in the Territory; and

(b)            in its entirety upon the expiration of all applicable Royalty Payment Periods under this License Agreement with respect to all Licensed Products in the Territory.

13.2            Rights of Termination.

(a)            Termination for Material Breach. Either Party may terminate this License Agreement in its entirety, immediately upon notice to the other Party, in the event that such other Party commits a material breach of this License Agreement that is not cured within [***] days after such Party receives written notice from the non-breaching Party, which notice shall specify the nature of the breach. Failure to comply with any payment obligation, shall constitute a material breach of this License Agreement.

(b)            Termination for Convenience. Nippon Kayaku may terminate this License Agreement in its entirety, in its sole discretion and without consequence upon at least [***] days’ prior written notice to Adlai Nortye.

(c)            Insolvency. Adlai Nortye may terminate this License Agreement by written notice upon the occurrence of an Insolvency Event.

13.3            Surviving Rights and Obligations. Any provisions required for the interpretation or enforcement of this License Agreement shall survive the expiration or termination of this License Agreement (whether such termination occurs before or after the Effective Date). Expiration or termination of this License Agreement shall not relieve any Party of any obligations that are expressly indicated to survive expiration or termination or that accrued prior to the expiration or termination. Except as otherwise expressly provided, expiration or termination of this License Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such expiration or termination. Without limiting the forgoing, if the expiration or termination of this License Agreement occurs on or after the Effective Date, the provisions of Clauses 1, 2.2, 2.5, 2.6 (in the case of expiration), 5, 6 (with respect to payment obligations that accrued prior to the effective date of termination or that accrue pursuant to Clause 13.4), 6.3(f), 7 (with respect to payment obligations that accrued prior to the effective date of termination or that accrue pursuant to Clause 13.4), 8.2, 9.2, 10.4, 10.6, 10.7, 10.8, 11, 13, 14, 15 and 16 shall survive such expiration or termination.

13.4         Effect of Termination or Expiration.

(a)            Effect of Expiration.   After the expiration of the Term pursuant to Clause 13.1 above, the following terms shall apply:

(i)             After expiration of all applicable Royalty Payment Periods (but not after early termination) with respect to a Licensed Product in the Territory pursuant to Clause 13.1(a), Nippon Kayaku shall have the license rights set forth in Clause 6.3(f) with respect to such Licensed Product in the Territory.

(ii)            After expiration of all applicable Royalty Payment Periods (but not after early termination) with respect to this License Agreement in its entirety pursuant to Clause 13.1(b), Nippon Kayaku shall have the license rights set forth in Clause 6.3(f) with respect to all Licensed Products in the Territory.

(b)            Effect of Termination.

(i)             In the event of termination of this License Agreement for any reason, subject to Clause 13.4(b)(ii) and 13.4(b)(iii), upon the effective date of such termination, all rights and licenses granted to Nippon Kayaku under this License Agreement shall terminate, Nippon Kayaku shall cease any and all Development, Manufacture and Commercialization activities with respect to all Licensed Products, and all rights and licenses granted to Nippon Kayaku (including the license granted pursuant to Clause 2) shall revert to Adlai Nortye.

(ii)            Notwithstanding anything to the contrary in this Clause 13.4(b), if the termination of this License Agreement for any reason occurs after the First Commercial Sale of the Licensed Product in the Territory, Nippon Kayaku shall have the right to continue to Manufacture and Commercialize the Licensed Product in the ordinary course of business in the Territory to fulfil its regulatory responsibilities as the holder of the Regulatory Approval until the transfer and assignment of the Regulatory Approval pursuant to Clause 13.4(c)(iii) is completed, and the rights and licenses granted to Nippon Kayaku (including the license granted pursuant to Clause 2) shall continue in full force until such time (subject to Nippon Kayaku’s continued payment obligations under this License Agreement). Adlai Nortye shall cooperate with Nippon Kayaku in fulfilling such regulatory responsibilities and, as soon as reasonably practicable, establish all necessary systems to assume the Regulatory Approval and regulatory responsibilities associated with the Regulatory Approval in the Territory in accordance with the applicable Law.

(iii)           In the case of termination by Nippon Kayaku under Clause 13.2(a), if Nippon Kayaku desires to continue the Licensed Product Activities in the Territory, Adlai Nortye shall discuss the same in good faith with Nippon Kayaku, and shall, in accordance with the reasonable instructions of Nippon Kayaku, use reasonable efforts to request that Novartis enter into a direct license agreement with Nippon Kayaku on similar terms under this License Agreement.

(iv)           For clarity, any payment obligations that result in payments owed prior to the effective date of the termination shall become due and payable on the effective date of the termination.

(c)            In the event of termination of this License Agreement:

(i)             Nippon Kayaku shall provide to Adlai Nortye a fair and accurate summary report of the status of the Development and Commercialization of each Licensed Product through the effective date of termination (or, in the case of Clause 13.4(b)(ii), the completion date of the transfer and assignment of the Regulatory Approval) within [***] days after such termination (or, in the case of Clause 13.4(b)(ii), [***] days after such completion date of the transfer and assignment of the Regulatory Approval).

(ii)            Subject to Clause 13.4(b)(ii), Nippon Kayaku shall use Commercially Reasonable Efforts to transfer and assign to Adlai Nortye, and does hereby transfer and assign to Adlai Nortye all of its and its Affiliates’ rights, title, and interests in and to any Product Trademarks. This shall be completed in accordance with applicable Laws. Further, Nippon Kayaku agrees to grant and hereby grants to Adlai Nortye a non-exclusive, worldwide, perpetual, irrevocable, royalty-free, fully-paid license, with the right to grant sublicenses to its Affiliates and Third Parties (through multiple tiers), under the Nippon Kayaku Technology used as of the effective date of termination of this License Agreement, solely to the extent necessary to continue to Develop, Manufacture and Commercialize the Licensed Products in the Field in the Territory.

(iii)           Subject to Clause 13.4(b)(ii), Nippon Kayaku shall, as soon as reasonably practicable, transfer and assign to Adlai Nortye, and does hereby assign to Adlai Nortye all Regulatory Documentation and other documented technical and other information or materials owned or Controlled by Nippon Kayaku or its Affiliates, in each case, to the extent related to a Licensed Product in the Field in the Territory and necessary for Developing, Manufacturing, or Commercializing any Licensed Product in the Territory. All such transfers shall be completed in accordance with applicable Laws. In the event that such a transfer is not possible, Nippon Kayaku shall use reasonable endeavors to ensure that Adlai Nortye or its designee has the benefit of the existing Regulatory Approvals and applications for the same for Licensed Products in the Territory, and Nippon Kayaku shall grant and does hereby grant Adlai Nortye such rights to cross-reference the data and information on file with Regulatory Authorities in the Territory as may be necessary to facilitate the granting of separate Regulatory Approvals to Adlai Nortye.

(iv)           Subject to Clause 13.4(b)(ii), Adlai Nortye shall have the option, exercisable within [***] days following the effective date of such termination, to purchase Nippon Kayaku’s inventory of Licensed Products for Nippon Kayaku’s costs in production of such inventory, plus [***]. Adlai Nortye may exercise such option by written notice to Nippon Kayaku during such [***] day period; provided, that in the event Adlai Nortye exercises such right, Nippon Kayaku shall grant, and hereby does grant to Adlai Nortye a royalty-free right and license to any trademarks, names, and logos of Nippon Kayaku or its Affiliates contained therein for a period of [***] months to permit the orderly sale of such inventory.

(v)            Any and all sublicense agreements entered into by Nippon Kayaku or any of its Affiliates with a sublicensee pursuant to this License Agreement shall survive the termination of this License Agreement, except to the extent that any such sublicensee under any sublicense is in material breach of this License Agreement or such sublicense, or Adlai Nortye elects to grant such sublicensee a direct license of the sublicensed rights on the same terms applicable to Nippon Kayaku under this License Agreement. Nippon Kayaku shall, at the request of Adlai Nortye, assign any such sublicense (to the extent not terminated pursuant to the preceding sentence) to Adlai Nortye or its designee and, upon such assignment, Adlai Nortye or its designee, as applicable, shall assume such sublicense, as applicable; provided, that at Adlai Nortye’s request, Nippon Kayaku shall promptly provide to Adlai Nortye copies of each such sublicense for purposes of Adlai Nortye determining whether to instruct Nippon Kayaku to assign such sublicense.

(vi)            Each Party shall return or destroy all confidential Information of the other Party according to Clause 14, including all copies thereof and all materials, substances and compositions delivered or provided or created hereunder, except that if required by applicable Law, such Party may keep one copy of such confidential Information in its legal files for the purpose of enabling it to comply with the provisions of this License Agreement.

(d)            Termination is not the sole remedy under this License Agreement, and, whether or not termination is effected and notwithstanding anything contained in this License Agreement to the contrary, all other remedies under applicable Laws will remain available except as otherwise agreed to herein.

14.           CONFIDENTIALITY

14.1         Duty of Confidence; Non-Use. During the Term and for [***] years thereafter, all Information provided by or on behalf of a Party (the “Disclosing Party”) to the other Party or its Affiliates (the “Recipient Party”) will be maintained by the Recipient Party in confidence and otherwise safeguarded by the Recipient Party using at least the same standard of care as the Recipient Party uses to protect its own proprietary or confidential Information and in no event less than reasonable care. The Recipient Party may only use the Disclosing Party’s Information strictly for the purposes of performing its obligations or exercising its rights under this License Agreement.

14.2         Exceptions. The obligations under this Clause 14 shall not apply to any Information to the extent the Recipient Party can demonstrate by competent evidence that such Information:

(a)            is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this License Agreement by the Recipient Party or its Affiliates, and in the case of Nippon Kayaku, its Affiliates and sublicensees;

(b)            was known to, or was otherwise in the possession of, the Recipient Party or its Affiliates, prior to the time of disclosure by the Disclosing Party or any of its Affiliates;

(c)            prior to the time of disclosure by the Disclosing Party, is disclosed to the Recipient Party (or an Affiliate) on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the Disclosing Party (or any of its Affiliates); or

(d)            is independently developed by or on behalf of the Recipient Party (or its Affiliates), as evidenced by its contemporaneous written records, without use of or reference to the Information disclosed by the Disclosing Party or its Affiliates under this License Agreement.

Specific aspects or details of Information shall not be deemed to be within the public domain or in the possession of the Recipient Party merely because the Information is embraced by more general information in the public domain or in the possession of the Recipient Party. Further, any combination of Information shall not be considered in the public domain or in the possession of the Recipient Party merely because individual elements of such Information are in the public domain or in the possession of the Recipient Party unless the combination and its principles are in the public domain or in the possession of the Recipient Party.

14.3         Authorized Disclosures.

(a)            The Recipient Party may disclose the Disclosing Party’s Information to the extent such disclosure is necessary in connection with Regulatory Filings or Patent filings, and with respect to Nippon Kayaku, provided that any such disclosures by Nippon Kayaku are made solely in connection with the Licensed Product in the Field in the Territory.

(b)            The Recipient Party may disclose the Disclosing Party’s Information to the extent such disclosure is necessary to prosecute or defend litigation as permitted by this License Agreement.

(c)            In the event the Recipient Party is required to disclose Information of the Disclosing Party by Law or in connection with bona fide court orders or governmental regulation such disclosure shall not be a breach of this License Agreement; provided that the Recipient Party (i) informs the Disclosing Party as soon as reasonably practicable of the required disclosure; (ii) limits the disclosure to the required purpose; and (iii) at the Disclosing Party’s request and expense, assists in an attempt to object to or limit the required disclosure.

(d)            The Recipient Party may disclose the Disclosing Party’s Information to its sublicensees (in the case of Nippon Kayaku), employees, contractors, consultants, attorneys, and advisers who, in each case, have a need to know such Information for the purposes of the Recipient Party performing its obligations or exercising its rights under this License Agreement; provided that such Persons are bound to maintain the confidentiality of such Information in a manner consistent with the confidentiality provisions of this License Agreement.

14.4         Ongoing Obligation for Confidentiality. The obligation of this Clause 14 shall apply during the Term and for [***] years thereafter, subject to the other provisions of this License Agreement; except that with respect to any Information which constitutes a trade secret under applicable Laws, the duty of confidence set forth herein shall remain valid so long as such Information qualifies as a trade secret under applicable Laws. Upon termination or expiration of this License Agreement for any reason, each Party and its Affiliates shall immediately (i) return to the other Party or destroy any Information supplied or disclosed by the other Party together with all hard copies thereof, except for such copies as must be retained pursuant to applicable Law and one copy which may be retained in its confidential files strictly for archival purpose; (ii) destroy all notes and all summaries or extracts in any medium prepared by or on behalf of recipient derived from this Information; and (iii) use all reasonable efforts to procure that all Third Parties, to which this Information was disclosed, destroy or erase any Information contained in any materials and documentation recorded in any memory device; provided, however, that (i) the foregoing shall not apply to Nippon Kayaku in the case of expiration of this License Agreement and termination of this License Agreement by Nippon Kayaku pursuant to Clause 13.2(a), and (ii) Nippon Kayaku may use all Information pursuant to this Clause 14 after expiration and termination of this License Agreement solely for the purpose of exercising or enjoying its rights under Clause 6.3(f).

15.           PRESS RELEASE

15.1         General Process.

(a)            Disclosure of Terms of the License Agreement. The terms of this License Agreement are the confidential Information of both Parties, and subject to the special authorized disclosure provisions set forth in this Clause 15, neither Party may issue any press release, trade announcement or make any other public announcement or statement with regard to the transactions contemplated by this License Agreement. If either Party desires to make a public disclosure concerning the terms of this License Agreement, such Party shall give the proposed text of such disclosure to the other Party reasonably in advance (but in any case no less than [***] Business Days prior to the disclosure) for its prior review and approval (except as otherwise provided herein), which approval shall not be unreasonably withheld, delayed or conditioned. A Party commenting on such proposed disclosure shall provide its comments, if any, within [***] Business Days after receiving the proposed disclosure for review (or such shorter period of time as necessitated by any applicable Law or Governmental Entity). In addition, where required by applicable Law, including regulations promulgated by applicable security exchanges, either Party shall have the right to make a press release or other public disclosure regarding the achievement of each milestone under this License Agreement as it is achieved, the achievements of Regulatory Approval in the Field in the Territory as they occur, or the occurrence of other events that affect either Party’s rights or obligations under this License Agreement, including the results of any clinical trial of Licensed Products in the Field, or as otherwise required by such applicable Law; provided that such Party shall (to the extent practicable) first provide the proposed text of such disclosure to the other Party at least [***] Business Days in advance, and the other Party shall provide its comments thereto within such [***] Business Days. In relation to the other Party’s review of such an announcement, such other Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary, and the Party seeking such announcement shall give due consideration to any reasonable comments timely provided by the other Party relating to such announcement.

(b)            Disclosure of Data and Results. Notwithstanding Clause 15.1(a), Adlai Nortye shall not publish nor otherwise publicly disclose any data or results relating to the Compound and/or Licensed Product in the Territory without prior written consent of Nippon Kayaku. In the event that Adlai Nortye desires to make a public disclosure concerning the data or results of the Compound and/or Licensed Product in the Territory, Adlai Nortye shall give the proposed text of such disclosure to Nippon Kayaku reasonably in advance (but in any case no less than [***] Business Days prior to the disclosure) for Nippon Kayaku’s review, and shall give due consideration to any comments provided by Nippon Kayaku and remove any confidential Information of Nippon Kayaku. Nippon Kayaku may publish or otherwise publicly disclose any data or results generated in the course of the Licensed Product Activities in the Field in the Territory (including through a paper published by a researcher) without prior written consent of Adlai Nortye; provided, however, that if intended publication or disclosure contains Adlai Nortye’s confidential Information, Nippon Kayaku shall give the proposed text of such disclosure to Adlai Nortye reasonably in advance (but in any case no less than [***] Business Days prior to the disclosure) for Adlai Nortye’s review, and shall give due consideration to any comments timely provided by Adlai Nortye and remove any confidential Information of Adlai Nortye at its request.

(c)            Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this License Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Clause 15.

15.2         SEC Disclosure. Nippon Kayaku acknowledge that Adlai Nortye or its Affiliates may be obligated to file under applicable Laws a copy of this License Agreement with certain Governmental Entities, including, without limitation, the U.S. Securities and Exchange Commission. To the extent required by applicable Laws, Adlai Nortye, and its Affiliates shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available. In the event of any such filing, Adlai Nortye shall provide Nippon Kayaku with a copy of this License Agreement marked to show provisions for which it intends to seek confidential treatment for Nippon Kayaku’s review, and Adlai Nortye shall give due consideration to Nippon Kayaku’s timely comments thereon to the extent consistent with Adlai Nortye’s legal requirements.

16.            MISCELLANEOUS

16.1         Governing Law; Venue. This License Agreement shall be governed by and is construed under the Laws of New York, USA, without giving effect to the conflicts of Laws provision thereof, and without regard to the United Nations Convention on Contracts for the International Sale of Goods (Vienna Convention).

16.2         Assignment.

(a)            Except as expressly authorized under this License Agreement, neither Party may assign, transfer, license or otherwise encumber its rights and obligations under this License Agreement without the other Party’s prior written consent, except that either Party may assign this License Agreement in its entirety to an Affiliate or a successor to all or substantially all of its business or assets to which this License Agreement relates or pursuant to a merger or consolidation (or similar transaction) of the assigning Party; provided in all cases, that any such permitted assignee shall assume all of the assigning Party’s obligations under this License Agreement. Any attempted assignment in contravention of this Clause 16.2 shall be void and not binding to the other Party. Subject to the terms of this License Agreement, this License Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(b)            Any assignment by either Party will be subject to a written agreement that (i) requires the assignee to comply with all applicable obligations of this License Agreement and (ii) is not in conflict with any term of this License Agreement. Each Party shall undertake to enforce the provisions of any such assignment.

16.3         Dispute Resolution. Any unresolved disputes between the Parties relating to or arising out of this License Agreement, including any question regarding its existence, validity, and termination, or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this License Agreement, shall be referred to and resolved by final and binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Arbitration shall be held in Singapore, according to the Arbitration Rules (“SIAC Rules”) of the Singapore International Arbitration Centre (“SIAC”), which rules are deemed to be incorporated by reference in this clause. The arbitration will be conducted by a panel of three (3) arbitrators; the party initiating arbitration (the “Claimant”) shall appoint its arbitrator in its request for arbitration (the “Request”). The other party (the “Respondent”) shall appoint its arbitrator within [***] days after receipt of the Request and shall notify the Claimant of such appointment in writing. The two (2) arbitrators appointed by the Parties shall appoint a third (3rd) arbitrator as the chairperson of the arbitration panel within [***] days after the Respondent has notified Claimant of the appointment of the Respondent’s arbitrator. If the Respondent fails to appoint an arbitrator within such [***] day period, the SIAC shall have the right to appoint other two (2) arbitrators, in accordance with SIAC Rules, to establish the tribunal. If the two (2) arbitrators appointed by the Parties fail to appoint a third (3rd) arbitrator within [***] days after the Respondent has notified Claimant of the appointment of the Respondent’s arbitrator, the SIAC shall appoint the third arbitrator, in accordance with SIAC Rules, to establish the tribunal. Each arbitrator shall have significant experience in the pharmaceutical business. The arbitrators shall render their opinion within [***] days of the final arbitration hearing. Judgment on the award so rendered may be entered in any court of competent jurisdiction. The language of the arbitration shall be English.

16.4         Injunctive Relief. The Parties understand and agree that monetary damages may not be a sufficient remedy for breach of this License Agreement and that each Party will be entitled to seek equitable relief, including injunction and specific performance for any such breach. Nothing contained in this License Agreement shall be construed as limiting a Party’s right to any other remedies it may have under this License Agreement or in Law, including the recovery of damages for breach of this License Agreement.

16.5         Force Majeure. If and to the extent that any Party is prevented or delayed by Force Majeure from performing any of its obligations under this License Agreement and promptly so notifies the other Party in writing, specifying the matters constituting Force Majeure together with such evidence in verification thereof as it can reasonably give and specifying the period for which it is estimated that the prevention or delay will continue, then the Party so affected shall be relieved of liability to the other for failure to perform or for delay in performing such obligations (as the case may be), but shall nevertheless use its Commercially Reasonable Efforts to resume full performance thereof.

16.6         Notices. All notices, consents, waivers, and other communications under this License Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand; (b) sent by email (with written confirmation of receipt (including automatically generated electronic return receipt)), provided that a copy is immediately sent by an internationally recognized overnight delivery service; or (c) received by the addressee, if sent by an internationally recognized overnight delivery service (which provides written verification of receipt), in each case to the appropriate addresses and email address set forth below (or to such other addresses and email address as a Party may designate by written notice):

If to Adlai Nortye:

Adlai Nortye Pte Ltd.
Attn: [***]
Email: [***]

With a copy to:

O’Melveny & Myers LLP

Two Embarcadero Center, 28th Floor

San Francisco, CA 94111

Attention: [***]

Email: [***]

If to Nippon Kayaku:

Nippon Kayaku Co., Ltd.

1-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-0005, JAPAN
Attn: [***]
Email: [***]

If any such notice, consent, waiver or other communication under this License Agreement is delivered, sent or received pursuant to (a) through (c) above on a day which is not a Business Day, such notice, consent, waiver or other communication shall be deemed to be given on the immediately following Business Day. If either Party has sent a notice to the other Party pursuant to this Clause 16.6 and has not received a response from the other Party within a reasonable period of time, the Party may follow up with the other Party regarding the notice in order to facilitate communication between the Parties; provided, however, that such follow-up shall not affect the fact that the notice shall be deemed to have been duly given if any of the foregoing conditions are met. Each Party may change its address for purposes of this License Agreement by written notice to the other Party.

16.7         Waiver and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this License Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this License Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

16.8         Severability. Without prejudice to any other rights that the Party may have pursuant to this License Agreement, every provision of this License Agreement is intended to be severable. If any provision of this License Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this License Agreement, which shall remain in full force and effect. The Parties hereto agree to consult each other and to agree upon a new stipulation which is permissible under applicable Laws and which comes as close as possible to the original purpose and intent of the invalid, void or unenforceable provision.

16.9         Entire Agreement. This License Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

16.10       Relationship of the Parties. Nothing contained in this License Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between the Parties, or to constitute one as the agent of the other. Moreover, each Party agrees not to construe this License Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this License Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

16.11       Expenses. Except as otherwise expressly provided in this License Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this License Agreement.

16.12       Further Assurances. Each Party hereby covenants and agrees without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this License Agreement.

16.13       Compliance with Law. Each Party shall perform its obligations under this License Agreement in accordance with all applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this License Agreement which violates, or which it believes, in good faith, may violate, any applicable Law.

16.14       Headings. Titles or captions of clauses contained in this License Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this License Agreement or the intent of any provision hereof.

16.15       English Language. This License Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this License Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail. All communications and notices pursuant to and under this License Agreement shall be in the English language.

16.16       Counterparts. This License Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the sole case that a wet signature is delivered by an original, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed). For clarity, this License Agreement may not be electronically signed or transmitted by facsimile, electronic mail or other means of electronic transmission and these shall not be deemed to have the same legal effect as delivery of an original executed copy of the License Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

The Parties to this License Agreement have caused this License Agreement to be executed and delivered as of the date first written above.

Nippon Kayaku:	Adlai Nortye:

NIPPON KAYAKU CO., LTD.	Adlai Nortye Pte Ltd.

By:	By:
Name: [***]	Name: [***]
Title: [***]	Title: [***]

[Signature Page to License Agreement]

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